Exhibit 2.1
AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER, dated as of December 29, 2010 (the “Agreement”), by and among Superior Silver Mines, Inc., a Nevada corporation (“Acquiror”), Superior Silver Mines Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“MergerCo”), and Clean Wind Energy, Inc., a Delaware corporation (the “Company”)
RECITALS
WHEREAS, Acquiror, through MergerCo, desires to acquire all of the shares of the capital stock of the Company on the terms and conditions set forth in this Agreement;
WHEREAS, the parties intend to effectuate the aforementioned acquisition of Company Shares by merging MergerCo with and into the Company (the “Merger”) pursuant to the terms and conditions set forth in this Agreement with the Company being the surviving corporation in the Merger;
WHEREAS, the parties intend this transaction to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and
WHEREAS, the Company and its stockholders deem it advisable and in their best interests to effect the Merger contemplated by this Agreement.
NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:
ARTICLE 1.
CERTAIN DEFINITIONS; INTERPRETATION
Section 1.1 Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:
“Acquiror” has the meaning assigned in the preamble to this Agreement.
“Acquiror Articles” means the Articles of Incorporation of the Acquiror, as amended.
“Acquiror Benefit Plans” has the meaning assigned in Section 4.3(n)(1).
“Acquiror Bylaws” means the Bylaws of Acquiror.
“Acquiror Board” has the meaning assigned in Section 4.3(c).
“Acquiror Common Stock” has the meaning assigned in Section 3.1(c).
“Acquiror Disclosure Schedule” has the meaning assigned in Section 4.1.

“Acquiror ERISA Affiliate” has the meaning assigned in Section 4.3(n)(6).
“Acquiror Financial Statements” has the meaning assigned in Section 4.3(g)(2).
“Acquiror License Agreements” has the meaning assigned in Section 4.3(p)(1).
“Acquiror Material Contracts” has the meaning assigned in Section 4.3(i)(1).
“Acquiror Preferred Stock” has the meaning assigned in Section 4.3(e).
“Acquiror Reports” has the meaning assigned in Section 4.3(k)(6).
“Acquiror SEC Documents” has the meaning assigned in Section 4.3(g)(1).
“Acquiror Stock” has the meaning assigned in Section 4.3(e).
“Affiliate” means, with respect to any specified person, any other person, directly or indirectly controlling, controlled by or under common control with such specified person. For purposes of this definition, “control” when used in connection with any specified person means the power to direct the management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing.
“Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 8.2.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.
“Certificate of Merger” has the meaning assigned in Section 2.2.
“Closing” has the meaning assigned in Section 2.2.
“Closing Date” has the meaning assigned in Section 2.2
“Code” has the meaning assigned in the Recitals to this Agreement.
“Common Stock Exchange Ratio” has the meaning assigned in Section 3.1(c).
“Company” has the meaning assigned in the preamble to this Agreement.
“Company Board” has the meaning assigned in Section 4.2(c)(1).
“Company Bylaws” means the By-laws of the Company.
“Company Certificate” means the Certificate of Incorporation of the Company, as amended.

“Company Common Stock” means each share of common stock, par value $0.001 per share, of the Company.
“Company Disclosure Schedule” has the meaning assigned in Section 4.1.
“Company Financial Statements” means the audited financial statements of the Company as of September 30, 2010, which are set forth on Schedule 1.1, consisting of the consolidated balance sheet at such date and the related consolidated statements of earnings and retained earnings and cash flows for the period then ended, and all notes thereto.
“Company License Agreements” has the meaning assigned in Section 4.2(q)(1).
“Company Preferred Stock” has the meaning assigned in Section 4.2(e).
“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Contract” means, with respect to any person, any agreement, indenture, undertaking, debt instrument, contract, contractual obligation, lease or other commitment to which such person or any of its Subsidiaries is a party or by which any of them is bound or to which any of their properties is subject.
“Copyrights” has the meaning assigned in Section 4.2(q)(1).
“DGCL” means the General Corporation Law of the State of Delaware.
“Effective Date” means the date on which the Effective Time occurs.
“Effective Time” has the meaning assigned in Section 2.2.
“Environmental Laws” means any federal, state, municipal or local law which regulates, governs, relates to or otherwise imposes liability or standards of conduct concerning discharges, emissions, releases or threatened releases of any pollutants, contaminants or hazardous or toxic wastes, substances or materials, whether as liquids, solids or gases, into ambient air, surface water, ground water, land or into the environment, or otherwise relating to noise, odors, mold and other fungi, petroleum, asbestos, lead based paint, employee health and safety, including occupational safety laws or which regulates, governs, relates to the manufacture, processing, generation, distribution, use, treatment, storage, disposal, cleanup, transport or handling of pollutants, contaminants, or hazardous or toxic wastes, substances or materials, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act of 1976, as amended, the Federal Water Pollution Control Act Amendments of 1972, the Clean Water Act of 1977, as amended, any so-called “Superfund” or “Superlien” Law (including those already referenced in this definition) and any other law of any Governmental Authority having a similar subject matter.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Exchange Agent” has the meaning assigned in Section 3.3(a).
“Exchange Fund” has the meaning assigned in Section 3.3(a).
“GAAP” means United States generally accepted accounting principles at the time in effect.
“Governmental Authority” means any court, administrative agency or commission, self-regulatory organization or other foreign, federal, state or local governmental authority or instrumentality.
“Hazardous Substances” means any material or substance which (i) constitutes a hazardous substance, toxic substance or pollutant (as such terms are defined by or pursuant to any Environmental Law) or (ii) is regulated or controlled as a hazardous substance, toxic substance, pollutant or other regulated or controlled material, substance or matter pursuant to any Environmental Law, or (iii) has been determined to have deleterious effects on human health.
“Intellectual Property” has the meaning assigned in Section 4.2(q)(1).
“IRS” means the Internal Revenue Service.
“Knowledge” means, (i) with respect to the Company, the actual knowledge after reasonable inquiry of Ronald Pickett, and, (ii) with respect to Acquiror, the actual knowledge after reasonable inquiry of Thomas S. Smith and Dennis O’Brien.
“Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.
“Material Adverse Effect” means with respect to Acquiror, the Company, or the Surviving Corporation, respectively, any change, effect, event or occurrence that, individually or in the aggregate, has a material adverse effect on the financial position, results of operations, assets, properties, business, or prospects of Acquiror and its Subsidiaries, taken as a whole, the Company, or the Surviving Corporation, as the case may be; provided that “Material Adverse Effect” shall not be deemed to include the effects of (i) any changes in GAAP that affect generally entities such as the Company or the Acquiror, (ii) general business or economic conditions or from general changes or developments affecting the industries in which the Company or the Acquiror operate in areas where the Company or the Acquiror does business directly or through its Subsidiaries, except to the extent that any such change has a disproportionate impact on the Company or Acquiror or its Subsidiaries, (iii) financial, banking or securities markets in general (including any disruption thereof and any decline in the price of any security or any market index), (iv) any change in the trading price of the Acquiror Common Stock between the date hereof and the Effective Time, or (v) the announcement of this Agreement or the consummation of the transactions contemplated hereby, including compliance with the covenants set forth herein, or any action taken or omitted to be taken by (x) the Company at the written request or with the prior written consent of Acquiror or MergerCo or (y) Acquiror or MergerCo at the written request or with the prior written consent of the Company.

“Merger” has the meaning assigned in the Recitals of this Agreement.
“MergerCo” has the meaning assigned in the preamble to this Agreement.
“Merger Consideration” has the meaning assigned in Section 3.1(c).
“OTC BB” has the meaning assigned in Section 4.3(w).
“Patents” has the meaning assigned in Section 4.2(q)(1).
“Permitted Liens” means (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate Proceedings, (b) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation, (c) other statutory liens securing payments not yet due including builder, mechanic, warehousemen, materialmen, contractor, landlord, workmen, repairmen, and carrier Liens, (d) purchase money Liens and Liens securing rental payments under capital lease arrangements entered into in the ordinary course of business or necessary to meet production or other requirements for the fulfillment of customer contracts or orders, and (e) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the consolidated financial statements of the Company or Acquiror.
“Person” means and includes an individual, bank, partnership, joint venture, limited liability company, corporation, trust, unincorporated organization and government or any department or agency thereof.
“Press Release” has the meaning assigned in Section 5.6.
“Pro Forma Financial Statements” has the meaning assigned in Section 5.7.
“Proceeding” means any claim, action, arbitration, audit, contest, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted, or heard by or before or otherwise involving, any court, administrative agency, other Governmental Authority or arbitrator.
“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for, redeem or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws” means, collectively, the Securities Act, the Exchange Act, the Investment Advisors Act of 1940, the Investment Company Act of 1940, and any state securities and “blue sky” laws.
“Software” has the meaning assigned in Section 4.2(q)(1).
“Subsidiary” means any Person in which the Company or Acquiror holds any outstanding equity or voting interests.
“Surviving Corporation” has the meaning assigned in Section 2.1.
“Taxes” shall mean (i) all taxes, charges, fees, duties (including customs duties), levies or other assessments, including income, gross receipts, net proceeds, ad valorem, turnover, real and personal property (tangible and intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, occupational, interest equalization, windfall profits, severance, license, payroll, environmental, capital stock, disability, employee’s income withholding, other withholding, unemployment and Social Security taxes, which are imposed by any Governmental Authority, and such term shall include any interest, penalties or additions to tax attributable thereto, and (ii) any liability of the Company, Acquiror, MergerCo or any Subsidiary for the payment of amounts determined by reference to amounts described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group.
“Tax Returns” means, collectively, all returns, declarations, reports, estimates, information returns and statements required to be filed under federal, state, local or any foreign tax laws.
“Trademarks” has the meaning assigned in Section 4.2(q)(1).
“Trade Secrets” has the meaning assigned in Section 4.2(q)(1).
“Transaction Form 8-K” has the meaning assigned in Section 5.6.
“WARN” has the meaning assigned in Section 4.2(n)(3).
Section 1.2 Interpretation. When a reference is made in this Agreement to Recitals, Sections, Annexes or Schedules, such reference shall be to a Recital or Section of, or Annex or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.” No rule against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement. Whenever this Agreement shall require a party to take an action, such requirement shall be deemed to constitute an undertaking by such party to cause its Subsidiaries also to take such action.

ARTICLE 2.
THE MERGER
Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time and in accordance with the provisions of this Agreement and the DGCL, MergerCo shall be merged with and into the Company, whereupon the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and MergerCo, and be subject to all the liabilities, obligations and duties of the Company and MergerCo, all as more fully described in the DGCL.
Section 2.2 Closing; Effective Time. Unless this Agreement has been terminated pursuant to Article 7 and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Article 6, the closing of the Merger (the “Closing”) shall take place at the offices of Holland & Knight LLP in Miami, Florida, as soon as practicable but in no event later than 3:00 p.m. EST time on the first Business Day after the date on which each of the conditions set forth in Article 6 has been satisfied or waived or at such other place, at such other time or on such other date as MergerCo and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.” At the Closing, MergerCo and the Company shall cause a certificate of merger for the Merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in the form required by and executed in accordance with the applicable provisions of the DGCL. The Merger shall become effective as of the date and time of such filing or such other time after such filings as the parties hereto shall agree to in the Certificate of Merger (the “Effective Time”).
Section 2.3 Certificate of Incorporation. At the Effective Time, the Company Certificate shall be amended to read in its entirety as set forth on Exhibit A hereto and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL and such certificate of incorporation.
Section 2.4 Bylaws. At the Effective Time, the Company Bylaws shall be amended in their entirety as set forth on Exhibit B hereto and as so amended shall by the bylaws of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the certificate of incorporation of the Surviving Corporation and the DGCL.
Section 2.5 Directors and Officers. The directors and officers of the Company immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed, or until such person’s earlier death, resignation or removal.
Section 2.6 Board of Directors of Acquiror. Effective as of and after the Effective Time, the Board of Directors of Acquiror shall consist of persons selected by the Company and Acquiror whom are listed on Exhibit C of the Agreement; provided that in no event shall the members of the Board of Directors of the Acquiror immediately preceding the Effective Time constitute less than a majority of the Board of Directors immediately following the Effective Time.

Section 2.7 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or MergerCo, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or MergerCo, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
Section 2.8 Effect of the Merger. From and after the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and MergerCo shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and MergerCo shall, by operation of law, become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.
ARTICLE 3.
CONVERSION OF SHARES
Section 3.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Acquiror, MergerCo or the holders of any of the following securities:
(a) Capital Stock of MergerCo. Each share of common stock, par value $0.01 per share, of MergerCo issued and outstanding immediately prior to the Effective Time shall be canceled and shall be converted automatically into one share of common stock of the Surviving Corporation. Such share will constitute the only outstanding share of capital stock of the Surviving Corporation.
(b) Treasury Stock and Acquiror Owned Stock. Each share of Company Common Stock or Right to acquire Company Common Stock that is owned or controlled by the Company or Acquiror shall automatically be canceled, retired and shall cease to exist without payment of any consideration thereof and without any conversion thereof.
(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock shall be converted into and represent the right to receive, and will be exchangeable for, 4,000 shares (the “Common Stock Exchange Ratio”) of validly issued, fully paid and nonassessable shares of Acquiror Common Stock, par value $0.0001 per share (the “Acquiror Common Stock”), subject to adjustment pursuant to Section 3.2 (the “Merger Consideration”). The total consideration to be paid to the stockholders of the Company in connection with the Merger shall be the issuance of 300,000,000 shares of Acquiror Common Stock on the Closing Date.

Section 3.2 Adjustment of Merger Consideration. If, after the date of this Agreement, but prior to the Effective Time,
(a) the shares of Acquiror Common Stock or Company Common Stock issued and outstanding shall, through a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the capitalization of Acquiror (regardless of the method of effectuation of any of the foregoing, including by way of a merger or otherwise), increase or decrease in number or be changed into or exchanged for a different kind or number of securities, or
(b) the Company shall issue any additional shares of its Common Stock or other securities that are exercisable for or convertible into shares of Common Stock of the Company, then, in either event, the applicable Merger Consideration and the Common Stock Exchange Ratio shall be appropriately adjusted to provide the holders of Company Stock and holders of Acquiror Common Stock the same economic effect as contemplated by this Agreement prior to such event.
Section 3.3 Payment for Company Stock.
(a) Exchange Agent. Not less than three (3) Business Days prior to the Closing Date, unless otherwise agreed by the Company, Acquiror shall designate a bank or trust company reasonably acceptable to the Company to act as exchange agent in connection with the Merger (the “Exchange Agent”) for the purpose of exchanging certificates (the “Certificates”) that immediately prior to the Effective Time represented shares of Company Stock for the applicable Merger Consideration. At or prior to the Effective Time, Acquiror shall deposit with the Exchange Agent, for the benefit of the holders of Company Stock, certificates or, at Acquiror’s option, evidence of shares in book-entry form, representing shares of Acquiror Common Stock in such denominations as the Exchange Agent may reasonably specify, and cash sufficient to make payments in lieu of fractional shares pursuant to Section 3.3(c). All such certificates (or evidence of book-entry form, as the case may be) for shares of Acquiror Common Stock so deposited, together with any dividends or distributions with respect thereto, and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund.”
(b) Exchange.
(1) As soon as reasonably practicable after the Effective Time but no later than fourteen (14) days thereafter, the Surviving Corporation shall cause to be mailed to each record holder, as of the Effective Time, of shares of Company Stock, (i) a letter of transmittal (which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use of the letter of transmittal in effecting the surrender of the Certificates for payment of the applicable Merger Consideration therefor.

(2) In effecting the payment and delivery of the applicable Merger Consideration in respect of Company Stock entitled to the applicable Merger Consideration pursuant to Section 3.1, upon the surrender of a Certificate, the Exchange Agent shall deliver the number of whole shares of Acquiror Common Stock, as well as cash sufficient to make payments in lieu of any fractional shares of Acquiror Common Stock pursuant to Section 3.3(c), which such holder is entitled to receive as Merger Consideration in accordance with this Article 3. Upon such delivery, such Certificate so surrendered shall forthwith be canceled.
(3) If Acquiror Common Stock is to be remitted to a Person other than that in which the Certificate surrendered for exchange is registered, it shall be a condition of such delivery: (a) that the Certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer, and (b) the Person requesting such delivery shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery to a Person, other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable.
(4) Until surrendered in accordance with the provisions of this Section 3.3, each Certificate shall, after the Effective Time, represent for all purposes only the right to receive upon such surrender, the applicable Merger Consideration applicable thereto, without any interest thereon, subject to any required withholding Taxes, the delivery of which shall be deemed to be the satisfaction in full of all rights pertaining to the shares of Company Stock exchanged in the Merger.
(5) The stock transfer books of the Company shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or the Surviving Corporation for any reason shall be cancelled and exchanged into the applicable Merger Consideration and, if applicable, cash payment in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.3(c), with respect to the shares of Company Stock formerly represented thereby.
(c) No Issuance of Fractional Shares. No certificate or scrip representing fractional Acquiror Common Stock shall be issued upon the surrender of Certificates or otherwise in the Merger. Notwithstanding any other provision of this Agreement, each holder of shares of Company Stock that are converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock (after taking into account all Certificates delivered by such holder and the aggregate number of Company Stock formerly represented thereby) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the average of the daily closing sales prices of a share of Acquiror Common Stock as reported on the OTC BB for the five consecutive trading days immediately preceding the Effective Time. The parties acknowledge that payment of cash in lieu of issuing fractional shares is solely for the purpose of avoiding the expense and inconvenience to Acquiror of issuing fractional shares and does not represent separately bargained-for consideration.

(d) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Acquiror, the posting by such Person of a bond in such reasonable amount as Acquiror may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration and, if applicable, cash payment in lieu of fractional shares of Acquiror Common Stock pursuant to Section 3.3(c), with respect to the Company Common Stock formerly represented thereby, pursuant to this Agreement.
(e) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Acquiror Common Stock issuable with respect to the shares of Company Stock shall be paid to the holder of any unsurrendered Certificates until those Certificates are surrendered as provided in this Article 3. Upon surrender, there shall be issued and/or paid to the holder of the shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) at the time of surrender, the dividends or other distributions payable with respect to those shares of Acquiror Common Stock with a record date on or after the date of the Effective Time and a payment date on or prior to the date of this surrender and not previously paid and (ii) at the appropriate payment date, the dividends or other distributions payable with respect to those shares of Acquiror Common Stock with a record date on or after the date of the Effective Time but with a payment date subsequent to surrender.
(f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for twelve months after the Effective Time shall be delivered to Acquiror, upon demand, and any holders of Company Common Stock prior to the Merger who have not theretofore complied with Article 3 shall thereafter look only to Acquiror for payment and delivery of the applicable Merger Consideration, for unexchanged Certificates to which such holders may be entitled.
(g) No Liability. None of Acquiror, MergerCo, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.
(h) Withholding. Acquiror and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Acquiror or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which such deduction and withholding was made by Acquiror or the Exchange Agent.

ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF
THE COMPANY, ACQUIROR AND MERGERCO
Section 4.1 Disclosure Schedules. On or prior to the date hereof, the Company has delivered to Acquiror a schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either: (i) in response to an express informational requirement contained in or requested by a provision hereof, or (ii) as an exception to one or more representations or warranties contained in Section 4.2 or to one or more of its covenants contained in Article 5 (the “Company Disclosure Schedule”). On or prior to the date hereof, Acquiror has delivered to the Company, a schedule setting forth, among other things, items the disclosure of which is necessary or appropriate either: (i) in response to an express informational requirement contained in or requested by a provision hereof, or (ii) as an exception to one or more representations or warranties contained in Section 4.3 or to one or more of its covenants contained in Article 5 (the “Acquiror Disclosure Schedule”). The inclusion of an item in either the Company Disclosure Schedule or the Acquiror Disclosure Schedule as an exception to a representation or warranty or covenant shall not be deemed an admission by a party that such item (or any undisclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance with respect to the Company, Acquiror or MergerCo, respectively.
Section 4.2 Representations and Warranties of the Company. Except as set forth in the Company Disclosure Schedule, the Company hereby represents and warrants to Acquiror and MergerCo as follows:
(a) Organization, Standing and Authority. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly qualified or licensed to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified or licensed, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have a Material Adverse Effect.
(b) Corporate Power. The Company has all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted.

(c) Corporate Authority.
(1) The Company has the requisite corporate power and authority necessary to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of the Company (the “Company Board”) and a majority of the outstanding shares of Company Common Stock. This Agreement has been duly and validly executed and delivered by the Company and is a valid and legally binding obligation of the Company, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability related to or affecting creditors’ rights and to general principles of equity.
(2) The Company Board (i) has determined that the Merger is advisable, fair to and in the best interests of the Company and its stockholders, (ii) has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (iii) recommended that the stockholders of the Company approve and adopt this Agreement.
(d) Regulatory Filings; Consents; No Defaults.
(1) No consents, approvals, orders or authorizations of, or filings, registrations, declarations or qualifications with, any Governmental Authority are required to be made or obtained by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or to consummate the Merger, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business. As of the date hereof, the Company has no Knowledge of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received.
(2) No consent by or approval or authorization of or notice to any other Person (other than a Governmental Authority) is required, whether under any license or other Contract or otherwise.
(3) The receipt of the approvals and consents referred to in Section 4.2(d)(1) and Section 4.2(d)(2), the expiration of applicable waiting periods and the making of required filings under Securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies, any right of termination (with or without the giving of notice, passage of time or both) or any put or call right under, any law, rule or regulation or any judgment, decree, order, governmental or nongovernmental permit or license, or Contract of the Company or to which the Company or its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Company Certificate or the Company Bylaws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or nongovernmental permit or license or Contract, except, in the case of clauses (A), (B) and (C), for any such conflict, violation, breach, default, loss, right, consent or approval or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(e) Company Stock. The authorized capital stock of the Company consists of: (i) 100,000 shares of Company Common Stock, and (ii) no shares of preferred stock (“Company Preferred Stock”). As of December 29, 2010, (a) 75,000 shares of Company Common Stock were issued and outstanding, (b) no shares of Company Preferred Stock were issued and outstanding, and (c) no shares of Company Common Stock were held in treasury. All of the outstanding shares of capital stock of the Company (i) have been duly authorized, validly issued, and are fully paid and nonassessable, (ii) are, and when issued were, free of preemptive or similar rights and (iii) are owned (legally and beneficially) free and clear of any and all Liens, encumbrances, equities, and restrictions on transferability (other than those imposed by the Securities Act and the state securities or “Blue Sky” Laws) or voting. As of the date hereof, there are no shares of Company Common Stock authorized and reserved for issuance, the Company does not have any Rights issued or outstanding with respect to Company Stock, and the Company does not have any commitment to authorize, issue or sell any Company Stock or Rights, except pursuant to this Agreement. No options, warrants or other rights to purchase from the Company, agreements or other obligations of the Company to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company are outstanding; and, there is no agreement, understanding or arrangement among the Company and each of their respective stockholders or any other Person relating to the ownership or disposition of any capital stock of the Company or the election of directors or managers of the Company or the governance of the Company’s affairs, and such agreements, understandings and arrangements, if any, will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by this Agreement.
(f) Subsidiaries. The Company does not have any Subsidiaries.
(g) Company Financial Statements; No Undisclosed Liabilities.
(1) The Company Financial Statements present fairly the consolidated financial position, assets and liabilities of the Company as of the dates thereof and the consolidated revenues, expenses, results of operations and cash flows of the Company for the periods covered thereby and changes in financial position of the Company as of the dates and for the periods covered thereby, in each case in conformity with GAAP applied consistently during such periods in accordance with the past accounting practices of the Company, subject (in the case only of any unaudited, interim financial statements included in the Company Financial Statements) to normal year-end audit adjustments required by the independent auditors of the Company in conformance with GAAP. The Company Financial Statements are in accordance with the books and records of the Company, do not reflect any transactions which are not bona fide transactions and do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

(2) The Company Financial Statements, including the notes thereto, make full and adequate disclosure of, and provision for, all material obligations and liabilities of the Company as of the dates thereof. The Company has no liabilities, debts, claims or obligations (including “off-balance sheet” liabilities, debts, claims or obligations), whether accrued, absolute, contingent or otherwise, and whether due or to become due, other than (i) as set forth in the latest balance sheet, (ii) trade payables and accrued expenses incurred in the ordinary course of business since the date of the latest balance sheet and (iii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby.
(3) The Company has never paid a distribution to its stockholders in respect of their equity securities in the Company.
(h) Absence of Certain Changes. Except as set forth in Section 4.2(h) of the Company Disclosure Schedule, since July 26, 2010, the business of the Company has been conducted in the ordinary course, consistent with past practice, and there has not been:
(1) any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have a Material Adverse Effect on the Company;
(2) any material event, occurrence, development or state of circumstances;
(3) any damage, destruction or loss to any assets or properties (whether or not covered by insurance) of the Company;
(4) any obligation or any Contract entered into which either (i) required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $50,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $50,000 or (ii) has a term, or requires the performance of any obligations by the Company over a period, in excess of six months;
(5) any sales, transfers, conveyances, assignments or other dispositions of any assets or properties of the Company, except sales of inventory in the ordinary course of business;
(6) any waiver, release or cancellation of any claims against third parties or debts owing to the Company, or any rights which have any value;
(7) any transaction with an Affiliate of any stockholder of the Company;

(8) any authorization for issuance, sale, delivery or agreement or commitment to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any membership interests, shares of its capital stock or any other securities;
(9) any amendment of any term of any outstanding security of the Company or to the Company Certificate or Company Bylaws (or similar governing documents);
(10) any (A) incurrence, assumption or guarantee by the Company of any indebtedness for borrowed money, or (B) assumption, guarantee, endorsement or otherwise by the Company of any obligations of any other Person, in each case, other than in the ordinary course of business consistent with past practices;
(11) any creation or assumption by the Company of any Lien on any asset other than in the ordinary course of business consistent with past practices, other than a Permitted Lien;
(12) any capital expenditures authorized or made which individually or in the aggregate are in excess of $25,000;
(13) any declaration or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Company’s capital stock, or redemption or acquisition of any securities of the Company;
(14) any making of any loans, advances or capital contributions to, or investments in, any other Person;
(15) any making of any Tax election or any settlement or compromise of any federal, state, local or foreign Tax liability, or waiver or extension of the statute of limitations in respect of any such Taxes;
(16) any change in any accounting policies or practices by the Company except as required by GAAP; or
(17) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, consultant, partner or employee of the Company (or any amendment to any such existing agreement), (B) grant or agreement to grant any severance or termination pay to any director, officer, consultant, partner or employee of the Company, or (C) change in compensation or other benefits payable to any director, officer, consultant, partner or employee of the Company, except, in each case, in the ordinary course of business, or as required by Contract or applicable law with respect to employees of the Company.

(i) Contracts.
(1) All Contracts have been entered into by the Company in the ordinary course of business and are on terms that are no less favorable to the Company than the terms which could be obtained from an unrelated third party and, if cancelled at any time, would not have a Material Adverse Effect.
(2) Each Contract is a valid and binding agreement of the Company, and is in full force and effect, and the Company is not in default or breach in any material respect under the terms of any such Contract.
(3) The Company is not a party to nor is it bound by any Contract that would prevent, delay or impede the Company’s ability to consummate the Merger or the other transactions contemplated by this Agreement.
(j) Compliance with Laws. The Company:
(1) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses;
(2) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to the Company’s Knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely and all such filings, applications and registrations are current;
(3) has received, since July 26, 2010, no written notification or communication (or, to the Knowledge of the Company, any other communication) from any Governmental Authority (A) asserting non-compliance with any of the statutes, regulations, rules or ordinances of such Governmental Authority, (B) threatening any material penalty or to revoke any license, franchise, permit, or governmental authorization, (C) requiring any of them (including any of the Company’s directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy), or (D) restricting or disqualifying their activities;
(4) to the Company’s Knowledge, is not aware of any pending or threatened investigation, review or disciplinary Proceedings by any Governmental Authority against the Company, or any officer, director or employee thereof;

(5) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to material liability under Sections 405 or 409 of ERISA or (B) engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which would subject it to material liability or Taxes under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code;
(6) since July 26, 2010, has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (the “Company Reports”). As of their respective dates, the Company Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.
(k) Properties. Except as may be reflected in the Company’s Financial Statements dated before the date hereof, the Company has good and marketable title, free and clear of all Liens (other than Permitted Liens) to all of the material properties and assets, tangible or intangible, reflected in such Company Financial Statements as being owned by the Company as of the dates thereof. To the Company’s Knowledge, all buildings and all the material fixtures, equipment, and other property and assets held under leases or subleases by any of the Company are held under valid leases or subleases, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity).
(l) Taxes.
(1) The Company has timely filed in a complete and correct manner all Tax Returns that they were required to file, other than any Tax Returns the failure to complete correctly or to file would not, individually or in the aggregate, have a Material Adverse Effect. The Company has paid all Taxes due, other than Taxes adequate reserves for which have been made in the Company Financial Statements and Taxes the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.
(2) There are no claims or assessments pending against the Company for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against the Company (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established and claims or assessments which would not, individually or in the aggregate, have a Material Adverse Effect).
(3) There are no Liens on any of the assets or properties of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for statutory liens for current Taxes not yet due and payable (and except for Liens which would not, individually or in the aggregate, have a Material Adverse Effect).

(4) The Company (x) is not bound by any Tax allocation or Tax sharing agreement with a Person other than Acquiror which applies to U.S. federal or state income Taxes, or (y) has no liabilities under any Tax allocation or Tax sharing agreement (except for any liabilities which would not, individually or in the aggregate, have a Material Adverse Effect).
(m) Litigation.
(1) There are no Proceedings pending or, to the Company’s Knowledge, threatened, against or affecting the Company or any of its respective officers, directors, managers, employees, agents, or stockholders thereof in their capacity as such, or any of the properties or businesses of the Company, and the Company is not aware of any facts or circumstances which may give rise to any of the foregoing.
(2) There are no claims, actions, suits, proceedings or investigations pending or, to the Company’s Knowledge, threatened, by or against the Company with respect to this Agreement, or in connection with the transactions contemplated hereby or thereby, and the Company has no reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.
(n) Employees; Labor Matters.
(1) The Company is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such laws respecting employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. The Company is not engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against the Company before the National Labor Relations Board. There are no charges or complaints against the Company pending or, to the Company’s Knowledge, threatened in writing alleging sexual or other harassment, or other discrimination or improper employment practices, by the Company or by any of their employees, agents or representatives.
(2) The Company is not a party to, or is bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or organization, nor has it agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified, or is seeking certification, as representing any of the employees of the Company or.

(3) The Company is and has been in substantial compliance with all notice and other requirements under the Worker Adjustment and Retaining Notification (“WARN”) or similar state statute. None of the employees of the Company have suffered an “employment loss” (as defined in WARN) during the 90-day period prior to the execution of this Agreement.
(o) Intentionally Omitted.
(p) Environmental Matters. The Company has complied in all respects with applicable Environmental Laws; no property (including buildings and any other structures) currently owned or operated by the Company or in which the Company has a Lien, is being or, to the Company’s Knowledge, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for the Company; the Company is not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; within the last six years, the Company has not received any written notice, demand letter, claim or request for information alleging any violation of, or liability of the Company under, any Environmental Law; the Company is not subject to any written order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; the Company is not aware of or does not have any Knowledge of any facts that could lead to liability for handling or disposal of Hazardous Substances involving the Company, any currently owned or operated property (whether as fiduciary or otherwise), or any reasonably likely liability related to any Lien held by the Company; and the Company has made available to Acquiror copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to the Company or any currently or formerly owned or operated property or any property in which the Company has held a Lien.
(q) Intellectual Property.
(1) The Company has a valid right to use all trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, trade dress, trade names, corporate names and other source identifiers, and rights or general intangibles of like nature (collectively, “Trademarks”); Software (as defined below); technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, formulations, algorithms, databases, models, and methodologies (collectively, “Trade Secrets”) used in the Company’s business as currently conducted, except where the failure to do so would not constitute a Material Adverse Effect. The Company (i) owns or has the valid right to use all patents, patent applications and invention registrations of any kind (“Patents”), Trademarks, and registered and unregistered copyrights, and registrations and applications thereof (“Copyrights”) necessary for the conduct of the Company’s business as currently conducted, except where the failure to do so would not constitute a Material Adverse Effect, and/or (ii) are validly licensed or authorized under third-party Patents, Trademarks, Trade Secrets and Copyrights necessary for the same. As used in this

Agreement, the term “Intellectual Property” means Patents, Copyrights, Trademarks, applications, applications for registration and registrations for any of the foregoing, and Trade Secrets; the term “Company License Agreements” means any agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for Software already installed by the manufacturer before purchase on computers purchased by the Company, shrink-wrap or click-wrap software or other off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which the Company is a party or otherwise bound; and the term “Software” means any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code.
(2) All Intellectual Property owned by the Company is free and clear of all Liens.
(3) The Patents, Trademarks, Copyrights and Trade Secrets are owned by the Company and are valid and enforceable, in full force and effect, and to the extent such Intellectual Property is the subject of a registration or application, such Intellectual Property is subsisting and has not been canceled, expired, or abandoned. All necessary registration, maintenance and renewal fees currently due have been paid for the purposes of maintaining such Intellectual Property owned by the Company. There is no pending or, to the Company’s Knowledge, threatened opposition, interference or cancellation Proceeding before any court or registration authority in any jurisdiction against any Intellectual Property of the Company, or, to the Company’s Knowledge, against any Intellectual Property licensed to the Company.
(4) To the Company’s Knowledge, the conduct of the Company’s business as currently conducted, (including, without limitation, its activities, products, and services), does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). There are no claims or suits pending or, to the Company’s Knowledge, threatened against the Company, and the Company has not received any notice of a third party claim or suit against the Company (1) alleging that its past or present activities, products, services or the conduct of its businesses infringes or has infringed upon, violates, misappropriates, or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

(5) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which the Company is bound which (1) restrict the Company’s rights to use, transfer, license or enforce any Intellectual Property, (2) restrict the Company’s business in order to accommodate a third party’s Intellectual Property, or (3) permit third parties to use, or grant any third party any right with respect to any Intellectual Property owned by the Company. The Company has not licensed or sublicensed their rights in any Intellectual Property other than pursuant to the Company License Agreements, and no royalties, honoraria or other fees are payable by the Company for the use of or right to use any Intellectual Property licensed to the Company, except pursuant to the Company License Agreements. The Company License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Except as would not, individually or in the aggregate, have a Material Adverse Effect, the Company is in compliance with, and has not breached any term of any such Company License Agreement and, to the Company’s Knowledge, all other parties to such Company License Agreements Contracts are in compliance with, and have not breached any term thereof. To the Company’s Knowledge, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any other party under any such Company License Agreement.
(6) To the Company’s Knowledge, no Trade Secret of the Company has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects the Company’s proprietary interests in and to such Trade Secrets. Neither the Company nor, to the Company’s Knowledge, any other party to any non-disclosure agreement relating to the Company’s Trade Secrets is in breach or default thereof. The Company has taken commercially reasonable steps to protect their material Trade Secrets, and any Trade Secrets provided to the Company by a third party as a Trade Secret. The Company has taken commercially reasonable steps to maintain and protect the Company owned Intellectual Property currently used in the business. Without limiting the foregoing, the Company has taken commercially reasonable steps to require current or former employees, consultants and contractors of the Company that have created any material Company owned Intellectual Property to assign to the Company all of their right, title and interest in such Intellectual Property, and to the Company’s Knowledge, no party to any such agreement is in breach thereof.
(7) To the Company’s Knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by the Company. Within the past five (5) years, no claims alleging any infringement, misappropriation or violation of any Intellectual Property owned by the Company have been brought, asserted or threatened against any third party by the Company.
(8) The consummation of the transactions contemplated hereby will not result in the loss or impairment of the Company’s right to own or use any of the Intellectual Property, and will not require the consent of any Governmental Authority or third party in respect of any such Intellectual Property. The consummation of any of the transactions contemplated under this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Company License Agreements. To the Company’s Knowledge, following the Closing Date, the Surviving Corporation shall be permitted to exercise all of the Company’s rights under such Company License Agreements to the same extent the Company would have been able to had the transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company would otherwise be required to pay.

(9) With respect to the Software which the Company purports to own, such Software was either developed (1) by employees of the Company within the scope of their employment; or (2) by independent contractors who have unconditionally assigned all of their rights in such Software and all copyrights in such Software to the Company pursuant to written agreements.
(10) The Company has all requisite licenses to use any shrink-wrap or click-wrap software, other off-the-shelf products, or any other Software used by any of them in connection with their business, such licenses are valid, and the Company is not using any such products or Software where all requisite consideration has not been paid for the use thereof. To the Company’s Knowledge, the Company is not in violation of any applicable law or any Contract or other agreement, arrangement or understanding regarding or in connection with such products or Software, and the Company has no payment obligations or other actual or potential liabilities related to or in connection with such products or Software.
(r) Insurance. All of the Company’s policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of law and (ii) all Contracts to which the Company is a party, and are to the Company’s Knowledge valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of the Company. The Company has not been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years.
(s) Brokers. Except as set forth on Section 4.2(s) of the Company Disclosure Schedule, no action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
(t) Tax Treatment. As of the date hereof, the Company has no reason to believe that the Merger will not qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(u) No Illegal Payments, Etc. None of the Company, nor any of its directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which subjects any of the Company to any damage or penalty in any civil, criminal or governmental Proceeding or (ii) the non-continuation of which, in the case of (i) and (ii), has had or might have, individually or in the aggregate, a Material Adverse Effect or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.
(v) Completeness of Representations and Schedules. The Company Disclosure Schedule and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement. This Agreement, any Schedules and Exhibits to be delivered under this Agreement and the representations and warranties of this Section 4.2(v) and the documents and written information pertaining to the Company furnished to Acquiror and MergerCo do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.
Section 4.3 Representations and Warranties of Acquiror and MergerCo. Except as set forth in the Acquiror Disclosure Schedule, each of Acquiror and MergerCo, as the case may be, hereby represents and warrants to the Company as follows:
(a) Organization, Standing and Authority. Each of Acquiror and MergerCo is a corporation duly organized, validly existing and in good standing under the laws of the States of Nevada and Delaware, respectively, and is duly qualified or licensed to do business and is in good standing in all jurisdictions where ownership or leasing of property or assets or the conduct of business requires either to be so qualified or licensed, except for those jurisdictions in which failure to do so has not, or could not reasonably be expected to have a Material Adverse Effect.
(b) Corporate Power. Acquiror and each of its Subsidiaries have all requisite corporate power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being owned, leased, operated and conducted.

(c) Corporate Authority.
(1) Each of Acquiror and MergerCo has the requisite corporate power and authority necessary to authorize the execution and delivery of, and performance of its obligations under, this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by Acquiror and MergerCo of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquiror (the “Acquiror Board”). This Agreement has been duly executed and delivered by Acquiror and MergerCo and is a valid and legally binding obligation of each of Acquiror and MergerCo, enforceable in accordance with its terms, subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability related to or affecting creditors’ rights and to general principles of equity. Approval of Acquiror’s stockholders is not required for the Merger to become effective under the laws of Delaware or Nevada. The redomestication of Acquiror from Idaho to Nevada was conducted in accordance with all applicable laws and no Acquiror stockholder approval was required in connection with such redomestication.
(2) The Acquiror Board has (i) determined that the Merger is advisable, fair to, and in the best interests of, Acquiror and its stockholders, and (ii) approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement.
(d) Regulatory Filings; Consents; No Defaults.
(1) No consents, approvals, orders or authorizations of, or filings, registrations, declarations or qualifications with, any Governmental Authority are required to be made or obtained by Acquiror in connection with the execution, delivery or performance by Acquiror and MergerCo of this Agreement, or to consummate the Merger, except for the filing of a Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which Acquiror is qualified to do business. As of the date hereof, Acquiror has no Knowledge of any reason why the approvals of all Governmental Authorities necessary to permit consummation of the transactions contemplated by this Agreement will not be received.
(2) No consent by or approval or authorization of or notice to any other Person (other than a Governmental Authority) is required, whether under any material license or other material Contract or otherwise.
(3) The receipt of the approvals and consents referred to in Section 4.3(d)(1) and Section 4.3(d)(2), the expiration of applicable waiting periods and the making of all required filings under Securities Laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies, any right of termination (with or without the giving of notice, passage of time or both) or any put or call right under, any law, rule or regulation or any judgment, decree, order, governmental or nongovernmental permit or license, or Contract of Acquiror or of any of its Subsidiaries or to which Acquiror or any of its Subsidiaries or its or their properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or bylaws (or similar governing documents) of Acquiror or of any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental or nongovernmental permit or license or Contract, except, in the case of clauses (A), (B) and (C), for any such conflict, violation, breach, default, loss, right, consent or approval or other occurrence which would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(e) Acquiror Stock. The authorized capital stock of Acquiror consists of 510,000,000 shares of capital stock, of which 500,000,000 shares are designated as Acquiror Common Stock, and 10,000,000 shares of preferred stock, $0.0001 par value per share (the “Acquiror Preferred Stock” and together with the Acquiror Common Stock, the “Acquiror Stock”). As of December 29, 2010, (a) 20,955,199 shares of Acquiror Common Stock were issued and outstanding, (b) no shares of Acquiror Preferred Stock were issued and outstanding, (c) no shares of Acquiror Common Stock were reserved for issuance upon the exercise of options, (d) no warrants to purchase shares of Acquiror Common Stock are outstanding, and (e) no shares of Acquiror Common Stock were held in treasury. The outstanding shares of Acquiror Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive or anti-dilution rights (and were not issued in violation of any subscriptive or preemptive rights). As of the date hereof, there are no shares of Acquiror Common Stock authorized and reserved for issuance, Acquiror does not have any Rights issued or outstanding with respect to Acquiror Stock, and Acquiror does not have any commitment to authorize, issue or sell any Acquiror Stock or Rights as a result of this Agreement or otherwise, except pursuant to this Agreement. Except as set forth in Section 4.3(e) of the Acquiror Disclosure Schedule, no options, warrants or other rights to purchase from Acquiror or any Subsidiary, agreements or other obligations of Acquiror or any Subsidiary to issue or other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in Acquiror or any Subsidiary are outstanding; and, there is no agreement, understanding or arrangement among Acquiror or any Subsidiary and each of their respective stockholders or members or any other Person relating to the ownership or disposition of any capital stock of Acquiror or any Subsidiary or the election of directors of Acquiror or any Subsidiary or the governance of Acquiror’s or any Subsidiary’s affairs, and such agreements, understandings and arrangements, if any, will not be breached or violated as a result of the execution and delivery of, or the consummation of the transactions contemplated by this Agreement.
(f) Subsidiaries. Set forth in Section 4.3(f) of the Acquiror Disclosure Schedule is a list of all its direct and indirect subsidiaries, including the states in which such subsidiaries are organized and the percentage owned by Acquiror or any such subsidiary and the names and percentage ownership by any other Person. No equity securities of any of Acquiror’s subsidiaries are or may become required to be issued, transferred or otherwise disposed of (other than to Acquiror or a wholly-owned subsidiary of Acquiror) by reason of any Rights with respect thereto. There are no Contracts by which any of Acquiror’s Subsidiaries is or may be bound to sell or otherwise issue any shares of its capital stock, and there are no Contracts relating to the rights or obligations of Acquiror to vote or to dispose of such shares. All of the shares of capital stock of each of Acquiror’s subsidiaries are fully paid and nonassessable and subject to no subscriptive or preemptive rights or Rights and are owned by Acquiror or an Acquiror Subsidiary free and clear of any Liens.

(g) SEC Documents; Financial Statements.
(1) Since January 1, 2009, Acquiror and its Subsidiaries have filed all reports, registrations, and statements they were required to file with the SEC under the Securities Act, or under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including, but not limited to Acquiror’s Annual Reports on Form 10-K, Form 10-Q, Form 8-K, registration statements, definitive proxy statements, and information statements (collectively, the “Acquiror SEC Documents”). Acquiror has provided or made available via EDGAR to the Company copies of the Acquiror SEC Documents, each in the form (including exhibits and any amendments thereto) filed with the SEC (or, if not so filed, in the form used or circulated). As of their respective dates (and without giving effect to any amendments or modifications filed after the date of this Agreement) each of the Acquiror SEC Documents, including the Acquiror Financial Statements, exhibits, and schedules thereto, filed or circulated prior to the date hereof complied (and each of the Acquiror SEC Documents filed prior to the Merger will materially comply) as to form with applicable Securities Laws and did not (or, in the case of reports, statements, or circulars filed after the date of this Agreement, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
(2) Each of Acquiror’s and Acquiror’s Subsidiaries’ consolidated and separate financial statements or balance sheets included in or incorporated by reference into the Acquiror SEC Documents, including the related notes and schedules, fairly presented (or, in the case of Acquiror SEC Documents filed after the date of this Agreement), will fairly present the consolidated and separate financial condition of Acquiror and its Subsidiaries as of the date of such statement of financial condition or balance sheet and each of the consolidated and separate statements of income, cash flows and changes in stockholders’ equity included in or incorporated by reference into the Acquiror SEC Documents, including any related notes and schedules (collectively, the foregoing financial statements and related notes and schedules are referred to as the “Acquiror Financial Statements”), fairly presented (or, in the case of Acquiror SEC Documents filed after the date of this Agreement and prior to the Merger, will fairly present) the separate and consolidated results of operations, cash flows and stockholders’ equity, as the case may be, of Acquiror and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as may be noted therein and except that such unaudited statements include no notes).

(3) Except as disclosed in the Acquiror Financial Statements or as set forth in Section 4.3(g) of the Acquiror Disclosure Schedule, none of Acquiror or any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) whether or not required to be recorded or reflected by GAAP to be set forth on a consolidated balance sheet of Acquiror and its consolidated subsidiaries or in the notes thereto, other than liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent Acquiror Financial Statements included in the Acquiror SEC Documents.
(h) Absence of Certain Changes. Since June 30, 2010, the business of Acquiror and its Subsidiaries has been conducted in the ordinary course, consistent with past practice, and there has not been:
(1) any event, occurrence, development or state of circumstances or facts which has had or is reasonably likely to have a Material Adverse Effect on Acquiror and any of its Subsidiaries;
(2) any material event, occurrence, development or state of circumstances;
(3) any damage, destruction or loss to any assets or properties (whether or not covered by insurance) of Acquiror or any of its Subsidiaries;
(4) any obligation or any Contract entered into which either (i) required a payment by any party in excess of, or a series of payments which in the aggregate exceed, $25,000 or provides for the delivery of goods or performance of services, or any combination thereof, having a value in excess of $25,000 or (ii) has a term, or requires the performance of any obligations by Acquiror or any Subsidiary over a period, in excess of six months;
(5) any sales, transfers, conveyances, assignments or other dispositions of any assets or properties of Acquiror or any of its Subsidiaries, except sales of inventory in the ordinary course of business;
(6) any waiver, release or cancellation of any claims against third parties or debts owing to Acquiror or any of its Subsidiaries, or any rights which have any value;
(7) any transaction with an Affiliate of any stockholder or any member of Acquiror or any of its Subsidiaries;
(8) any authorization for issuance, sale, delivery or agreement or commitment to issue, sell or deliver (whether through the issuance or granting of options, warrants, convertible or exchangeable securities, commitments, subscriptions, rights to purchase or otherwise) any membership interests, shares of its capital stock or any other securities;

(9) any amendment of any term of any outstanding security of Acquiror or any of its Subsidiaries or to Acquiror’s or any of its Subsidiaries’ certificate of incorporation or bylaws (or similar governing documents);
(10) any (A) incurrence, assumption or guarantee by Acquiror or any of its Subsidiaries of any indebtedness for borrowed money, or (B) assumption, guarantee, endorsement or otherwise by Acquiror of any obligations of any other Person, in each case, other than in the ordinary course of business consistent with past practices;
(11) any creation or assumption by Acquiror or any of its Subsidiaries of any Lien on any asset other than in the ordinary course of business consistent with past practices, other than a Permitted Lien;
(12) any capital expenditures authorized or made which individually or in the aggregate are in excess of $25,000;
(13) any declaration or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of Acquiror’s or any of its Subsidiaries capital stock or membership interests, or redemption or acquisition of any securities of Acquiror or any of its Subsidiaries;
(14) any making of any loans, advances or capital contributions to, or investments in, any other Person;
(15) any making of any Tax election or any settlement or compromise of any federal, state, local or foreign Tax liability, or waiver or extension of the statute of limitations in respect of any such Taxes;
(16) any change in any accounting policies or practices by Acquiror or any of its Subsidiaries except as required by GAAP; or
(17) any (A) employment, deferred compensation, severance, retirement or other similar agreement entered into with any director, officer, consultant, partner or employee of Acquiror or any of its Subsidiaries (or any amendment to any such existing agreement), (B) grant or agreement to grant any severance or termination pay to any director, officer, consultant, partner or employee of Acquiror or any of its Subsidiaries, or (C) change in compensation or other benefits payable to any director, officer, consultant, partner or employee of Acquiror or any of its Subsidiaries, except, in each case, in the ordinary course of business, or as required by Contract or applicable law with respect to employees of Acquiror or any of its Subsidiaries.

(i) Contracts.
(1) Except for this Agreement and except for Contracts filed in unredacted form as exhibits to the Acquiror SEC Documents, none of Acquiror or its Subsidiaries is a party to or bound by any Contract: (i) that would be required to be filed by Acquiror as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act; (ii) containing covenants binding upon Acquiror or its Subsidiaries that restrict the ability of Acquiror or any of its Subsidiaries (or which, following the consummation of the Merger, would materially restrict the ability of the Surviving Corporation or its Affiliates) to compete in any business or geographic area; or (iii) that would prevent, materially delay or materially impede Acquiror’s ability to consummate the Merger or the other transactions contemplated by this Agreement. Each such Contract described in clauses (i) through (iii) is referred to herein as an “Acquiror Material Contract”.
(2) Each of the Acquiror Material Contracts is valid and binding on Acquiror or its Subsidiaries, as the case may be, and, to the Acquiror’s Knowledge, each other party thereto and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no default under any Acquiror Material Contract by Acquiror or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Acquiror or its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(j) Litigation.
(1) Except as set forth in Section 4.3(j) of the Acquiror Disclosure Schedule, there are no Proceedings pending or, to the Acquiror’s Knowledge, threatened, against or affecting Acquiror or any Subsidiary or any of their respective officers, directors, managers, employees, agents, members or stockholders thereof in their capacity as such, or any of the properties or businesses of Acquiror or any Subsidiary, and neither Acquiror nor any Subsidiary is aware of any facts or circumstances which may give rise to any of the foregoing.
(2) There are no claims, actions, suits, proceedings or investigations pending or, to the Acquiror’s Knowledge, threatened, by or against Acquiror or any Subsidiary with respect to this Agreement, or in connection with the transactions contemplated hereby or thereby, and neither Acquiror nor any Subsidiary has any reason to believe there is a valid basis for any such claim, action, suit, proceeding, or investigation.
(k) Compliance with Laws. Each of Acquiror and its Subsidiaries:
(1) is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to the conduct of its businesses or to the employees conducting such businesses;

(2) has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and are current and, to Acquiror’s Knowledge, no suspension or cancellation of any of them is threatened or is reasonably likely and all such filings, applications and registrations are current;
(3) has received, since January 1, 2009, no written notification or communication (or, to the Knowledge of Acquiror, any other communication) from any Governmental Authority (A) asserting non-compliance with any of the statutes, regulations, rules or ordinances of such Governmental Authority, (B) threatening any material penalty or to revoke any license, franchise, permit, or governmental authorization, (C) requiring any of them (including any of Acquiror’s or its Subsidiaries’ directors or controlling persons) to enter into a cease and desist order, agreement, or memorandum of understanding (or requiring the board of directors thereof to adopt any resolution or policy), or (D) restricting or disqualifying their activities;
(4) to the Acquiror’s Knowledge, is not aware of any pending or threatened investigation, review or disciplinary Proceedings by any Governmental Authority against Acquiror, any of its Subsidiaries or any officer, director or employee thereof;
(5) in the conduct of its business with respect to employee benefit plans subject to Title I of ERISA, has not (A) breached any applicable fiduciary duty under Part 4 of Title I of ERISA which would subject it to material liability under Sections 405 or 409 of ERISA or (B) engaged in a “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975(c) of the Code which would subject it to material liability or Taxes under Sections 409 or 502(i) of ERISA or Section 4975(a) of the Code;
(6) since January 1, 2009, has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed under any applicable law, regulation or rule, with any applicable Governmental Authority (the “Acquiror Reports”). As of their respective dates, the Acquiror Reports complied with the applicable statutes, rules, regulations and orders enforced or promulgated by the regulatory authority with which they were filed.

(l) Properties. Except as may be reflected in the Acquiror Financial Statements dated before the date hereof, Acquiror and its Subsidiaries have good and marketable title, free and clear of all Liens (other than Permitted Liens) to all of the material properties and assets, tangible or intangible, reflected in such Acquiror Financial Statements as being owned by Acquiror and its Subsidiaries as of the dates thereof. To Acquiror’s Knowledge, all buildings and all the material fixtures, equipment, and other property and assets held under leases or subleases by any of Acquiror and its Subsidiaries are held under valid leases or subleases, enforceable in accordance with their respective terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and to general principles of equity). Set forth in Section 4.3(l) of the Acquiror Disclosure Schedule is a list of any and all real estate owned or leased by Acquiror or any Subsidiary as of the date hereof.
(m) Employees; Labor Matters.
(1) Each of Acquiror and its Subsidiaries is in compliance in all material respects with all currently applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including any such laws respecting employment discrimination, harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. None of Acquiror nor any of its Subsidiaries is engaged in any unfair labor practice and there is no unfair labor practice complaint pending or threatened against Acquiror or any of its Subsidiaries before the National Labor Relations Board. There are no charges or complaints against Acquiror or any of its Subsidiaries pending or, to the Acquiror’s Knowledge, threatened in writing alleging sexual or other harassment, or other discrimination or improper employment practices, by Acquiror, any of its Subsidiaries or by any of their employees, agents or representatives.
(2) Neither Acquiror nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, Contract or other agreement or understanding with any labor union or organization, nor has it agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified, or is seeking certification, as representing any of the employees of Acquiror or any of its Subsidiaries.
(3) Acquiror and its Subsidiaries are and have been in substantial compliance with all notice and other requirements under WARN and similar state statutes. No employee of Acquiror or its Subsidiaries has suffered an “employment loss” (as defined in WARN and similar state statutes) during the 90-day period prior to the execution of this Agreement.

(n) Employee Benefit Plans.
(1) Set forth in Section 4.3(n) of the Acquiror Disclosure Schedule is a complete list of each employee or director benefit plan, arrangement or agreement, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3.1 of ERISA, any employee pension benefit plan within the meaning of Section 3.2 of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or material fringe benefit plan, program or agreement that is sponsored, maintained or contributed to by Acquiror or any of its Subsidiaries, or with respect to which Acquiror has or reasonably could incur any liability, for the benefit of current or former employees or directors or their beneficiaries (the “Acquiror Benefit Plans”).
(2) Acquiror has heretofore made available to the Company (A) true and complete copies of each of the Acquiror Benefit Plans (or written explanations of any unwritten Acquiror Benefit Plans) as in effect on the date hereof and amendments thereto, including summary plan descriptions; (B) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any; and (C) the most recent determination or opinion letter from the IRS (if applicable) for such Acquiror Benefit Plan.
(3) With respect to each Acquiror Benefit Plan, Acquiror and its Subsidiaries have complied, and are now in compliance, in all material respects with all provisions of ERISA, the Code and all laws and regulations applicable to such Acquiror Benefit Plans and each Acquiror Benefit Plan has been administered in all material respects in accordance with its terms. The IRS has issued a favorable determination or opinion letter with respect to each Acquiror Benefit Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code that has not been revoked, and, to the Acquiror’s Knowledge, no circumstances exist and no events have occurred that could reasonably be expected to adversely affect the qualified status of any such plan or the related trust (except for changes in applicable law for which the remedial amendment period has not yet expired). No Acquiror Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).
(4) All contributions required to be made by Acquiror to any Acquiror Benefit Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been reflected on the Acquiror Financial Statements. Each Acquiror Benefit Plan, if any, that is an employee welfare benefit plan under Section 3(1) of ERISA is either (A) funded through an insurance company Contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (B) unfunded.
(5) There is no pending or, to the Acquiror’s Knowledge, threatened Proceedings relating to the Acquiror Benefit Plans. Neither Acquiror nor any of its Subsidiaries has engaged in a transaction with respect to any Acquiror Benefit Plan that would subject Acquiror or any of its Subsidiaries to a material Tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(6) No Acquiror Benefit Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, and neither Acquiror nor any of its Subsidiaries has contributed or been obligated to contribute to a “multiemployer plan” (as defined in Section 3(37) of ERISA) or a plan that has two or more contributing, but unrelated, sponsors and that is subject to Title IV of ERISA at any time on or after December 31, 1994. No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by Acquiror or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001 of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with Acquiror under Section 4001 of ERISA or Section 414 of the Code (an “Acquiror ERISA Affiliate”). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA, for which the 30-day reporting requirement has not been waived has been required to be filed for any Acquiror Benefit Plan or, to the Acquiror’s Knowledge, by any Acquiror ERISA Affiliate. Neither Acquiror nor any of its Subsidiaries or Acquiror ERISA Affiliates has provided, or is required to provide, security to any Benefit Plan or any single-employer plan of an Acquiror ERISA Affiliate.
(7) Neither Acquiror nor any of its Subsidiaries has any obligation for retiree health, life or other welfare benefits, except for benefits and coverage required by applicable law, including, without limitation, Section 4980B of the Code and Part 6 of Title I of ERISA. There are no restrictions on the rights of Acquiror or any of its Subsidiaries to amend or terminate any such plan (other than reasonable and customary advance notice and consent requirements and administrative expenses) without incurring any material liability thereunder.
(8) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either standing alone or in conjunction with any other event) will (A) result in any payment (including severance, unemployment compensation, “excess parachute” (within the meaning of Section 4999 of the Code), forgiveness of indebtedness or otherwise) becoming due to any director or any employee of Acquiror or any of its Subsidiaries under any Acquiror Benefit Plan, (B) increase any benefits otherwise payable under any Acquiror Benefit Plan, (C) result in any acceleration of the time of payment or vesting of any such benefit, or (D) affect in any way the ability to amend, terminate, merge or administer any Acquiror Benefit Plan.
(9) Acquiror does not maintain an Acquiror Benefit Plan or other arrangement that is subject to Section 409A of the Code, and each Acquiror Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code since January 1, 2005.
(10) Acquiror has not granted any awards intended to constitute performance-based compensation not subject to the deduction limit under Section 162(m) of the Code.

(o) Environmental Matters. Acquiror and its Subsidiaries have complied in all respects with applicable Environmental Laws; no property (including buildings and any other structures) currently owned or operated by Acquiror or any of its Subsidiaries or in which Acquiror or any of its Subsidiaries (whether as fiduciary or otherwise) has a Lien, is being or, to Acquiror’s Knowledge, has been contaminated with, or has had any release of, any Hazardous Substance in such form or substance so as to create any liability for Acquiror or any of its Subsidiaries; Acquiror and its Subsidiaries are not subject to liability for any Hazardous Substance disposal or contamination on any other third-party property; within the last six years Acquiror and its Subsidiaries have not received any written notice, demand letter, claim or request for information alleging any violation of, or liability of Acquiror or any of its Subsidiaries under, any Environmental Law; Acquiror and its Subsidiaries are not subject to any written order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; Acquiror and its Subsidiaries are not aware of or do not have any Knowledge of any facts that could lead to liability for handling or disposal of Hazardous Substances involving Acquiror or any of its Subsidiaries, any currently owned or operated property (whether as fiduciary or otherwise), or any reasonably likely liability related to any Lien held by Acquiror or any of its Subsidiaries; and Acquiror and its Subsidiaries have made available to the Company copies of all environmental reports, studies, sampling data, correspondence, filings and other environmental information in its possession or reasonably available to it relating to Acquiror or any currently or formerly owned or operated property or any property in which Acquiror or any of its Subsidiaries (whether as fiduciary or otherwise) has held a Lien.
(p) Intellectual Property.
(1) Acquiror and its Subsidiaries have a valid right to use all Trademarks; Software; Trade Secrets (each as defined in Section 4.2(q) above) used in Acquiror’s and each Subsidiary’s business as currently conducted, except where the failure to do so would not constitute a Material Adverse Effect. Acquiror or its Subsidiaries either (i) own or have the valid right to use all Patents, Trademarks, and Copyrights necessary for the conduct of Acquiror’s and each of its Subsidiaries’ businesses as currently conducted, except where the failure to do so would not constitute a Material Adverse Effect, and/or (ii) are validly licensed or authorized under third-party Patents, Trademarks, Trade Secrets, and Copyrights necessary for the same. As used in this Agreement, the term “Acquiror License Agreements” means any agreements granting any right to use or practice any rights under any Intellectual Property (except for such agreements for Software already installed by the manufacturer before purchase on computers purchased by Acquiror, shrink-wrap or click-wrap software or other off-the-shelf products that are generally available for less than $10,000), and any written settlements relating to any Intellectual Property, to which Acquiror or any of its Subsidiaries is a party or otherwise bound.

(2) Section 4.3(p)(2) of the Acquiror Disclosure Schedule sets forth, for the Intellectual Property owned and maintained by Acquiror and its Subsidiaries, a complete and accurate list of all U.S. and foreign (1) Patents and patent applications; (2) issued and pending Trademark registrations (including Internet domain name registrations for any domain on which any Acquiror or Subsidiary website is located) and applications and material unregistered Trademarks; and (3) Copyright registrations and applications, and material unregistered Copyrights, and (4) material Trade Secrets, indicating for each item of registered Intellectual Property and for each application to register Intellectual Property, the person or entity in whose name the registration is held, the applicable jurisdiction, registration number (or application number), date issued (or date filed) and current status. Section 4.3(p)(2) of the Acquiror Disclosure Schedule sets forth a complete and accurate list of all third party Software that is incorporated in any Software sold, licensed, leased or otherwise distributed by or used in the course of rendering services offered by Acquiror or any of its Subsidiaries, indicating for each the title and owner/licensor of the Software.
(3) All Intellectual Property owned by Acquiror and its Subsidiaries is free and clear of all Liens.
(4) The Patents, Trademarks, Copyrights and Trade Secrets owned by Acquiror or any of its Subsidiaries set forth in Section 4.3(p)(2) of the Acquiror Disclosure Schedule are valid and enforceable, in full force and effect, and to the extent such Intellectual Property is the subject of a registration or application (as described in Section 4.3(p)(2)), such Intellectual Property is subsisting and has not been canceled, expired, or abandoned. All necessary registration, maintenance and renewal fees currently due have been paid for the purposes of maintaining such Intellectual Property owned by the Acquiror or any of its Subsidiaries. There is no pending or, to the Acquiror’s Knowledge, threatened opposition, interference or cancellation Proceeding before any court or registration authority in any jurisdiction against any of the items listed in Section 4.3(p)(2) of the Acquiror Disclosure Schedule, or, to the Acquiror’s Knowledge, against any Intellectual Property licensed to Acquiror or its Subsidiaries.
(5) To Acquiror’s Knowledge, the conduct of Acquiror’s and its Subsidiaries’ business as currently conducted (including, without limitation, its activities, products and services) does not infringe upon any Intellectual Property rights owned or controlled by any third party (either directly or indirectly such as through contributory infringement or inducement to infringe). Section 4.3(p)(5) of the Acquiror Disclosure Schedule lists all U.S. and foreign patents concerning which: (i) Acquiror has obtained or requested written opinion of counsel; or (ii) Acquiror has received (y) written allegation or notice of infringement or (z) a license offer outside the ordinary course of business. There are no claims or suits pending or, to the Acquiror’s Knowledge, threatened against Acquiror or any of its Subsidiaries, and neither Acquiror nor any of its Subsidiaries has received any notice of a third party claim or suit against Acquiror or any of its Subsidiaries (1) alleging that its past or present activities, products, services or the conduct of its businesses infringes or has infringed upon, violates, misappropriates or constitutes the unauthorized use of the Intellectual Property rights of any third party or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property.

(6) There are no settlements, forbearances to sue, consents, judgments, or orders or similar obligations to which Acquiror or any of its Subsidiaries are bound which (1) restrict Acquiror’s or its Subsidiaries’ rights to use, transfer, license or enforce any Intellectual Property, (2) restrict Acquiror’s or its Subsidiaries’ business in order to accommodate a third party’s Intellectual Property or (3) permit third parties to use, or grant any third party any right with respect to any Intellectual Property owned by Acquiror or any of its Subsidiaries. Acquiror and its Subsidiaries have not licensed or sublicensed their rights in any Intellectual Property other than pursuant to the Acquiror License Agreements, and no royalties, honoraria or other fees are payable by Acquiror or its Subsidiaries for the use of or right to use any Intellectual Property licensed to Acquiror or its Subsidiaries, except pursuant to the Acquiror License Agreements. The Acquiror License Agreements are valid and binding obligations of all parties thereto, enforceable in accordance with their terms subject only to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general principles of equity. Except as would not, individually or in the aggregate, have a Material Adverse Effect, each of the Acquiror and its Subsidiaries is in compliance with, and has not breached any term of any such Acquiror License Agreement and, to the Acquiror’s Knowledge, all other parties to such Acquiror License Agreements Contracts are in compliance with, and have not breached any term thereof. To Acquiror’s Knowledge, there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by Acquiror or any other party under any such Acquiror License Agreement.
(7) To Acquiror’s Knowledge, no Trade Secret of Acquiror or its Subsidiaries has been disclosed or authorized to be disclosed to any third party other than pursuant to a non-disclosure agreement that protects Acquiror and the applicable Subsidiary’s proprietary interests in and to such Trade Secrets. Neither Acquiror nor, to the Acquiror’s Knowledge, any other party to any non-disclosure agreement relating to Acquiror’s Trade Secrets is in breach or default thereof. The Company and its Subsidiaries have taken commercially reasonable steps to protect their material Trade Secrets, and any Trade Secrets provided to the Company or any Subsidiary by a third party as a Trade Secret. Acquiror and its Subsidiaries have taken commercially reasonable steps to maintain and protect the material Acquiror owned Intellectual Property currently used in the business. Without limiting the foregoing, each of Acquiror and its Subsidiaries has taken commercially reasonable steps to require current or former employees, consultants and contractors of Acquiror or any Subsidiary that have created any material Acquiror owned Intellectual Property to assign to Acquiror or its Subsidiaries all of their right, title and interest in such Intellectual Property, and to Acquiror’s Knowledge, no party to any such agreement is in breach thereof.

(8) To Acquiror’s Knowledge, no third party is misappropriating, infringing, diluting, or violating any Intellectual Property owned by Acquiror or any of its Subsidiaries. Except as set forth in Section 4.3(p)(8) of the Acquiror Disclosure Schedule, within the past five years, no claims alleging any infringement, misappropriation or violation of any Intellectual Property owned by the Acquiror or any of its Subsidiaries have been brought, asserted or threatened against any third party by Acquiror or any of its Subsidiaries.
(9) The consummation of the transactions contemplated hereby will not result in the loss or impairment of Acquiror’s or any of its Subsidiaries’ right to own or use any of the Intellectual Property, and will not require the consent of any Governmental Authority or third party in respect of any such Intellectual Property. The consummation of any of the transactions contemplated under this Agreement will neither violate nor by their terms result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any material Acquiror License Agreements.
(10) Section 4.3(p)(10) of the Acquiror Disclosure Schedule lists all Software sold, licensed, leased or otherwise distributed by or used in the services offered by Acquiror or any of its Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed, or used, as the case may be. With respect to the Software set forth in Schedule 4.3(p)(10) which Acquiror or any of its Subsidiaries purports to own, such Software was either developed (1) by employees of Acquiror or any of its Subsidiaries within the scope of their employment; or (2) by independent contractors who have unconditionally assigned all of their rights in such Software and all copyrights in the Software to Acquiror or any of its Subsidiaries pursuant to written agreements.
(11) Acquiror and each of its Subsidiaries have all requisite licenses to use any shrink-wrap or click-wrap software, other off-the-shelf products, or any other Software used by any of them in connection with their business, such licenses are valid, and neither Acquiror nor any Subsidiary is using any such products or Software where all requisite consideration has not been paid for the use thereof. To Acquiror’s Knowledge, neither Acquiror nor any of its Subsidiaries is in violation of any applicable law or any Contract or other agreement, arrangement or understanding regarding or in connection with such products or Software, and neither Acquiror nor any of its Subsidiaries has any payment obligations or other actual or potential liabilities related to or in connection with such products or Software.

(q) Insurance. Section 4.3(q) of the Acquiror Disclosure Schedule sets forth a true, accurate and complete list of all policies of fire, liability, workmen’s compensation, title and other forms of insurance owned, held by or applicable to Acquiror or any Subsidiary (and their respective businesses and assets), and Acquiror has delivered to the Company a true, accurate and complete copy of all such policies, including all occurrence-based policies applicable to Acquiror or any Subsidiary (and their respective businesses and assets) for all periods prior to the date hereof. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the date hereof have been paid, and no notice of cancellation or termination has been received with respect to any such policy. Such policies are sufficient for compliance with (i) all requirements of law and (ii) all Contracts to which Acquiror or any Subsidiary is a party, and are, to Acquiror’s Knowledge, valid, outstanding and enforceable policies. Such insurance policies provide types and amounts of insurance customarily obtained by businesses similar to the business of Acquiror and the Subsidiaries. Except as set forth in Section 4.3(q) of Acquiror Disclosure Schedule, neither Acquiror nor any Subsidiary has been refused any insurance with respect to its assets or operations, and its coverage has not been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance, during the last three years. Section 4.3(q) of Acquiror Disclosure Schedule sets forth a true, accurate and complete list of all claims that have been made by Acquiror or any Subsidiary within the past three years under its insurance policies.
(r) Brokers. No action has been taken by Acquiror or any Subsidiary that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the transactions contemplated by this Agreement.
(s) Activities of MergerCo. MergerCo is a direct, wholly-owned subsidiary of Acquiror, and MergerCo does not have any Subsidiaries or investments of any kind in any entity. MergerCo was incorporated on December 22, 2010 on behalf of Acquiror solely for purposes of accomplishing the Merger, has not engaged in any other business activity, has no liabilities and has conducted its operations only as contemplated hereby.
(t) Validity of Acquiror Common Stock. The shares of Acquiror Common Stock to be issued to the holders of Company Common Stock as part of the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not in violation of any preemptive rights.
(u) No Illegal Payments, Etc. None of Acquiror or any of its Subsidiaries, nor any of their directors, officers, employees or agents, has (a) directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder Acquiror or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office (i) which subjects any of Acquiror and its Subsidiaries to any damage or penalty in any civil, criminal or governmental Proceeding or (ii) the non-continuation of which, in the case of (i) and (ii), has had or might have, individually or in the aggregate, a Material Adverse Effect on Acquiror or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

(v) Taxes.
(1) Acquiror and each of its Subsidiaries have timely filed in a complete and correct manner all Tax Returns that they were required to file, other than any Tax Returns the failure to complete correctly or to file would not, individually or in the aggregate, have a Material Adverse Effect. Acquiror and each of its Subsidiaries have paid all Taxes due, other than Taxes adequate reserves for which have been made in the Acquiror Financial Statements and Taxes the failure to pay would not, individually or in the aggregate, have a Material Adverse Effect.
(2) There are no claims or assessments pending against Acquiror or any of its Subsidiaries for any alleged deficiency in any Tax, and the Company has not been notified in writing of any proposed Tax claims or assessments against Acquiror or any of its Subsidiaries (other than, in each case, claims or assessments for which adequate reserves in the Acquiror Financial Statements have been established and claims or assessments which would not, individually or in the aggregate, have a Material Adverse Effect).
(3) There are no Liens on any of the assets or properties of Acquiror or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for statutory liens for current Taxes not yet due and payable (and except for Liens which would not, individually or in the aggregate, have a Material Adverse Effect).
(4) Neither Acquiror nor any of its Subsidiaries (x) is bound by any Tax allocation or Tax sharing agreement with a Person other than Acquiror which applies to U.S. federal or state income Taxes, or (y) has any liabilities under any Tax allocation or Tax sharing agreement (except for any liabilities which would not, individually or in the aggregate, have a Material Adverse Effect).
(w) Over-the-Counter Bulletin Board Quotation. The Acquiror Common Stock is quoted on the Over-the-Counter Bulletin Board (“OTC BB”). There is no action or proceeding pending or threatened against Acquiror by NASDAQ or FINRA with respect to any intention by such entities to prohibit or terminate the quotation of Acquiror Common Stock on the OTC BB.
(x) Completeness of Representations and Schedules. The Acquiror Disclosure Schedule and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement. This Agreement, any Schedules and Exhibits to be delivered under this Agreement and the representations and warranties of this Section 4.3(x), and the documents and written information pertaining to Acquiror and MergerCo furnished to the Company or its agents and the Stockholders by or on behalf of Acquiror and MergerCo, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.

ARTICLE 5.
COVENANTS
Section 5.1 Forbearances of the Company. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or the Company’s Disclosure Schedule, without the prior written consent of Acquiror, the Company will not:
(a) Ordinary Course. Conduct the business of the Company other than in the ordinary and usual course and consistent with past practices.
(b) Status Quo. Except in connection with actions and expenses necessary to fulfill the conditions set forth in Article 6, or, to the extent consistent therewith, fail to use reasonable best efforts to preserve intact any of its business organizations and assets and maintain its rights, franchises and existing relations with clients, customers, distributors, representatives, independent contractors, suppliers, employees and business associates; or engage in any new lines of business.
(c) Capital Stock. Other than pursuant to the exercise of Rights set forth in the Company Disclosure Schedule and outstanding on the date hereof (1) authorize for issuance, issue, grant, sell, deliver, dispose, pledge or otherwise encumber any additional shares of its capital stock or any Rights, (2) enter into any Contract with respect to the foregoing, or (3) permit any additional shares of Company Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.
(d) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than as required by the Company Stock Plans upon exercise of Rights set forth in the Company Disclosure Schedule and outstanding on the date hereof.
(e) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any directors, officers of, or independent contractors with respect to, the Company, or grant any salary, wage or other increase in compensation or increase in any employee benefit (including incentive or bonus payments), except (1) for changes that are required by applicable law, (2) to satisfy Contracts set forth in the Company Disclosure Schedule and existing on the date hereof or (3) for salary, wage or other compensation changes in the ordinary and usual course and consistent with past practice.
(f) Benefit Plans. Enter into, establish, adopt, amend or modify any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan, program or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any directors, officers, employees of, or independent contractors with respect to, the Company, including taking any action that accelerates the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or (2) expressly required by the terms of Contracts set forth in the Company Disclosure Schedule.

(g) Dispositions. The Company’s entering into any and all agreements related thereto, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.
(h) Acquisitions. Acquire or offer to acquire any other Person or the assets of any Person, in each case involving payments or receipt of consideration in excess of $5,000 individually or $10,000 in the aggregate.
(i) Governing Documents. Amend or make any change to the Company Certificate or the Company Bylaws.
(j) Accounting Methods. Implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
(k) Contracts. Except in the ordinary course of business consistent with past practice, enter into, renew or terminate any Contract or amend or modify in any material respect, or waive any material right under, any of its existing Contracts.
(l) Claims. Settle any Proceeding, except for any Proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $5,000 and which could not reasonably be expected to establish an adverse precedent or basis for subsequent settlements.
(m) Capital Expenditures. Authorize or make any capital expenditures, other than (1) annual budgeted amounts previously disclosed to Acquiror, (2) in the ordinary and usual course of business consistent with past practice in amounts not exceeding $5,000 in the aggregate, or (3) expenditures made through the entering into capital leases.
(n) Tax Matters. Make or change any Tax election, change any annual tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender or compromise any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, other than any of the foregoing actions that are required by law or are (i) not, alone or in the aggregate, material and (ii) taken in the ordinary and usual course of business, consistent with past practice.
(o) Indebtedness. (A) Incur any indebtedness for borrowed money, (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or (C) forgive or extinguish any indebtedness to the Company for borrowed money or otherwise waive any rights under any instrument or arrangement pursuant to which such indebtedness was incurred.

(p) Loans, etc. Make any loans, advances or capital contributions to, or investments in, any other Person.
(q) Commitments. Agree or commit to do, or adopt any resolutions of its board of directors in support of, anything that would be precluded by clauses (a) through (p).
Section 5.2 Forbearances of Acquiror. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement or Acquiror’s Disclosure Schedule, without the prior written consent of the Company, Acquiror will not, and will cause each of its Subsidiaries not to:
(a) Ordinary Course. Conduct the business of Acquiror or any of its Subsidiaries other than in the ordinary and usual course and consistent with past practices.
(b) Status Quo. Except in connection with actions and expenses necessary to fulfill the conditions set forth in Article 6, or, to the extent consistent therewith, fail to use reasonable best efforts to preserve intact any of their business organizations and assets and maintain their rights, franchises and existing relations with clients, customers, distributors, representatives, independent contractors, suppliers, employees and business associates; or engage in any new lines of business.
(c) Capital Stock. Other than pursuant to the exercise of Rights set forth in the Acquiror Disclosure Schedule and outstanding on the date hereof, (1) authorize for issuance, issue, grant, sell, deliver, dispose, pledge or otherwise encumber any additional shares of Acquiror Stock or any Rights, (2) enter into any Contract with respect to the foregoing, or (3) permit any additional shares of Acquiror Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.
(d) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on, any shares of its capital stock, or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock, other than as required by the Acquiror Stock Plans upon exercise of Rights set forth in the Acquiror Disclosure Schedule and outstanding on the date hereof.
(e) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any Contract regarding employment, consulting, severance or similar arrangements with any director, officer, or independent contractor of Acquiror or its Subsidiaries, or grant any salary, wage or other increase in compensation or increase in any employee benefit (including incentive or bonus payments), except (1) for changes that are required by applicable law, or (2) to satisfy Contracts set forth in the Acquiror Disclosure Schedule.

(f) Benefit Plans. Enter into, establish, adopt, amend or modify any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare Contract, plan, program or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any directors, officers, employees of, or independent contractors with respect to, Acquiror or its Subsidiaries, including taking any action that accelerates the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except, in each such case, (1) as may be required by applicable law or (2) expressly required by the terms of Contracts set forth in the Acquiror Disclosure Schedule and as such Contracts are in effect as of the date hereof.
(g) Dispositions. Acquiror’s entering into any and all agreements related thereto, sell, transfer, mortgage, lease, encumber or otherwise dispose of or discontinue any material portion of its assets, business or properties.
(h) Acquisitions. Acquire or offer to acquire any other Person or the assets of any Person, in each case involving payments or receipt of consideration in excess of $5,000 individually or $10,000 in the aggregate.
(i) Governing Documents. Amend or make any change to the Acquiror Articles or Acquiror Bylaws or the governing instrument or document (as the case may be) of any Subsidiary.
(j) Accounting Methods. Implement or adopt any change in accounting principles, practices or methods, other than as may be required by GAAP.
(k) Contracts. Except in the ordinary course of business consistent with past practice, enter into, renew or terminate any Contract or amend or modify in any material respect, or waive any material right under, any of its existing Contracts.
(l) Claims. Settle any Proceeding, except for any Proceeding involving solely money damages in an amount, individually and in the aggregate for all such settlements, not more than $5,000 and which could not reasonably be expected to establish an adverse precedent or basis for subsequent settlements.
(m) Capital Expenditures. Authorize or make any capital expenditures, other than (1) annual budgeted amounts previously disclosed to the Company (2) in the ordinary and usual course of business consistent with past practice in amounts not exceeding $5,000 in the aggregate or (3) expenditures made through the entering into capital leases.
(n) Tax Matters. Make or change any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment, surrender or compromise any right to claim a Tax refund or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, other than any of the foregoing actions that are required by law or are (i) not, alone or in the aggregate, material and (ii) taken in the ordinary and usual course of business, consistent with past practice.

(o) Indebtedness. (A) Incur any indebtedness for borrowed money, (B) assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, or (C) forgive or extinguish any indebtedness to Acquiror or any of its Subsidiaries for borrowed money or otherwise waive any rights under any instrument or arrangement pursuant to which such indebtedness was incurred.
(p) Loans, etc. Make any loans, advances or capital contributions to, or investments in, any other Person.
(q) Commitments. Agree or commit to do, or adopt any resolutions of its board of directors in support of, anything that would be precluded by clauses (a) through (p).
Section 5.3 SEC Reports. Acquiror shall (a) cause the forms, reports, schedules, statements and other documents required to be filed with the SEC by Acquiror between the date of this Agreement and the Effective Time to be filed in a timely manner, (b) submit to the Company all such forms, reports, schedules, statements and other documents at least two (2) days prior to filing for its review, and (c) remain a “reporting person” for the purposes of the Exchange Act. Except for forms, reports, schedules, statements and other documents required to be filed with the SEC by Acquiror between the date of this Agreement and the Effective Time, Acquiror shall not file or cause to be filed with, or furnish or cause to be furnished to, the SEC any forms, reports, schedules, statement or any other documents, without the prior express written approval of the Company.
Section 5.4 Access to Information; Confidentiality. The Company, on one hand, and Acquiror and its Subsidiaries on the other, shall upon reasonable prior notice and subject to applicable laws relating to the exchange of information, afford the other party and its officers, employees, counsel, accountants, consultants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and to such other information as the other party may reasonably request, and, during such period, it shall furnish promptly to such other party (1) a copy of each material report, schedule and other document filed by it pursuant to the requirements of Securities Laws, and (2) all other information concerning the business, properties, personnel and affairs of it as the other may reasonably request. No investigation pursuant to this Section 5.4 shall affect or otherwise obviate or diminish any representations or warranties of any party or conditions to the obligations of any party.
Section 5.5 Board of Directors of Acquiror. At Closing, the current Acquiror Board shall deliver duly adopted resolutions to: (a) appoint (i) Ronald Pickett; and (ii) Robert Crabb to serve as directors of Acquiror; and (c) accept the resignations of the current officers of Acquiror and one of the directors of Acquiror effective as of the Closing.
Section 5.6 Transaction Form 8-K. Prior to Closing, the parties shall prepare the Form 8-K announcing the Closing, which shall include all information required by such form, including the information required by Form 10 with respect to the parties, any other information required in connection with Acquiror ceasing to be a shell company as a result of the transactions contemplated hereby, the Company’s Financial Statements and the Pro Forma Financial Statements (as defined below) (“Transaction Form 8-K”), which shall be in a form reasonably acceptable to Acquiror and in a format acceptable for EDGAR filing. Prior to Closing, the parties shall prepare the press release announcing the consummation of the transaction hereunder (“Press Release”). At the Closing, Acquiror shall file the Transaction Form 8-K with the SEC and distribute the Press Release.

Section 5.7 Pro Forma Consolidated Financial Statements. Prior to the Closing, the parties shall deliver to Acquiror pro forma consolidated financial statements for the parties, and pro forma consolidated financial statements for the parties and Acquiror giving effect to the transaction contemplated hereunder, for such periods as required by the SEC to be included in the Transaction Form 8-K or any other report or form required to be filed with the SEC at or after Closing with respect to the Transaction, all prepared in all material respects with the published rules and regulations of the SEC and in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (the “Pro Forma Financial Statements”). The Pro Forma Financial Statements shall have been reviewed by an independent accountant registered with the Public Company Accounting Oversight Board retained by the Company and shall be in a format acceptable for inclusion on the Transaction 8-K.
Section 5.8 Commercially Reasonable Efforts.
(a) Subject to the terms and conditions of this Agreement and applicable law, each of the Company and Acquiror agrees to use its commercially reasonable efforts in good faith to take, or cause to be taken (including causing any of its Subsidiaries to take), all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws and regulations or otherwise, so as to permit consummation and make effective the Merger as promptly as reasonably practicable and otherwise to enable consummation of the transactions contemplated hereby, including such actions or things as any other party hereto may reasonably request in order to cause any of the conditions to such other party’s obligations to consummate such transactions specified in Article 6 to be fully satisfied.
(b) Without limiting the generality of Section 5.8(a), the parties will, and will cause their respective officers and Subsidiaries to, and will use commercially reasonable efforts to cause their respective Affiliates, directors, employees, agents, attorneys, accountants and representatives to, consult and fully cooperate with and provide assistance to each other in (i) obtaining all necessary consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, or other permission or action by, and giving all necessary notices to and making all necessary filings with and applications and submissions to any Person; (ii) lifting any permanent or preliminary injunction or restraining order or other similar order issued or entered by any court or Governmental Authority; and (iii) in general, consummating and making effective the transactions contemplated hereby; provided, however, that in order to obtain any consent, approval, waiver, license, permit, authorization, registration, qualification, or other permission or action or the lifting of any injunction referred to in clause (i) or (ii) of this sentence, no party will be required to pay any consideration (other than filing fees for any governmental filings or listing fees for any stock exchange), to divest itself of any of, or otherwise rearrange the composition of, its assets or to agree to any of the foregoing or to any conditions or requirements that are materially adverse to its interests or materially burdensome.

Section 5.9 Regulatory Applications.
(a) Acquiror and the Company and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement as promptly as reasonably practicable. Each of Acquiror and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other (subject in each case to applicable laws relating to the exchange of information) with respect to, all material written information submitted to any third party or Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of Acquiror and the Company agrees to act reasonably and as promptly as practicable. Each of Acquiror and the Company agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party apprised of the status of material matters relating to completion of the transactions contemplated hereby.
(b) Each of Acquiror and the Company agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.
Section 5.10 Notification of Certain Matters. Between the date hereof and the Effective Time, each party will give prompt notice in writing to the other parties of: (i) any information that indicates that any of its representations or warranties contained herein was not true and correct in any material respect as of the date hereof or will be untrue and incorrect in any material respect at and as of the Effective Time (except for changes permitted or contemplated by this Agreement), (ii) the occurrence or non-occurrence of any event which will result, or is reasonably likely to result, in the failure of any condition set forth in Article 6, any covenant or agreement contained in this Agreement to be complied with or satisfied, (iii) any failure of a party to satisfy any condition or comply with, in any material respect, any covenant or agreement to be satisfied or complied with by it hereunder, and (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party; provided, however, that the delivery of any notice pursuant to this Section 5.10 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.11 Plan of Reorganization. This Agreement is intended to constitute a “plan of reorganization” within the meaning of section 1.368-2(g) of the income tax regulations promulgated under the Code. From and after the date of this Agreement and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Following the Effective Time, neither the Surviving Corporation, Acquiror nor any of their Affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
Section 5.12 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger, Acquiror or the Company, as applicable, shall take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any such statute or regulation on the Merger.
ARTICLE 6.
CONDITIONS TO CONSUMMATION OF THE MERGER
Section 6.1 Conditions to Obligations of Each Party. The respective obligations of each of the parties hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by Acquiror and the Company at or prior to the Effective Time of the following conditions:
(a) No Restraints. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the transactions contemplated hereby, or permitting such consummation only subject to any condition or restriction that has or would have a Material Adverse Effect shall have been issued since the date of this Agreement by any U.S. federal or state court of competent jurisdiction and shall remain in effect; and no U.S. federal or state law, statute, rule, regulation or decree that would prohibit or make the consummation of the Merger illegal shall have been enacted or adopted since the date of this Agreement and shall remain in effect.
(b) Third Party Consents. All consents and approvals of all Persons required in connection with the execution, delivery and performance of this Agreement and consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Acquiror or the Company or to materially adversely affect the consummation of the Merger.

Section 6.2 Conditions to Obligation of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is also subject to the fulfillment or written waiver by the Company at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties.
(1) All representations and warranties of Acquiror and MergerCo contained in this Agreement that are qualified by materiality or a Material Adverse Effect or words of similar effect shall be correct and complete in all respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (or, if they relate to a specific date, as if made on such specific date), and those representations and warranties of Acquiror and MergerCo contained in this Agreement that are not so qualified must be correct and complete in all material respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (or, if they relate to a specific date, as if made on such specific date).
(2) Notwithstanding Section 6.2(a)(1), the representations and warranties set forth in Section 4.3(e) (subject to de minimis deviations) and Section 4.3(h)(1) shall be true and correct in all respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time.
(3) The Company shall have received a certificate, dated the Effective Date, signed on behalf of Acquiror and MergerCo by a senior executive officer to such effect.
(b) Performance of Obligations of Acquiror and MergerCo. Acquiror and MergerCo shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received certificates, dated the Effective Date, signed on behalf of Acquiror and MergerCo, respectively, by a senior executive officer to such effect.
(c) Board Matters. Acquiror shall have taken all requisite action and shall have obtained letters of resignation necessary, effective as of the Effective Time, to cause the Acquiror Board to be constituted as set forth in Exhibit C.
(d) Opinion of Counsel. Acquiror shall have delivered at the Effective Date to the Company an opinion of its counsel dated as of date of the Effective Date in form and substance reasonably satisfactory to the Company and its counsel, to the effect that (i) Acquiror is a duly and validly organized and existing corporation in good standing under the laws of the State of Nevada, and in each state where Acquiror may be qualified as a foreign corporation, with full corporate power to carry on the business in which it is engaged; (ii) the performance of this Agreement and the consummation of the transactions contemplated herein will not result in any breach or violation of any terms or provisions of or cause a default under the Acquiror Articles or Acquiror Bylaws or, to any order, rule, or regulation of any court, governmental agency or body having jurisdiction over Acquiror, or any of its activities, properties, any statute, indenture, mortgage, deed of trust, lease, loan agreement, security agreement, or other agreement or instrument to which Acquiror is a party or by which it is bound or to which any of its property is subject; (iii) no provision of the Acquiror Articles, Acquiror Bylaws, minutes or share certificates of Acquiror or any contract to which Acquiror is a party or otherwise bound or affected, prevents the Acquiror from delivering good, absolute, and marketable title to the Acquiror Common Stock to the Company as contemplated by this Agreement; (iv) Acquiror is authorized by the Acquiror Articles to issue 500,000,000 shares of the Acquiror Common Stock; (v) that as of the date of this Agreement, there were 20,955,199 shares of the Acquiror Common Stock duly and validly issued and outstanding, fully paid, and non-assessable; (vi) to the best knowledge and belief of such counsel the issuance and sale of the Acquiror Common Stock did not violate the Securities Act, or the rules and regulations of the SEC thereunder, or applicable state securities or Blue Sky Laws, and that Acquiror has no other authorized or outstanding series or class of capital stock or other securities; (viii) such counsel has no knowledge of any litigation, proceeding, or governmental investigation or labor dispute pending or threatened against or relating to Acquiror, its properties or businesses, except as set forth herein or in said opinion; and (ix) the redomestication of Acquiror from Idaho to Nevada was conducted in accordance with all applicable laws and no Acquiror stockholder approval was required for such redomestication.
(e) Cash on Hand. As of the Effective Time, Acquiror shall have not less than $220,000 of cash on hand net of any payables or other liabilities incurred by or on behalf of Acquiror.
Section 6.3 Conditions to Obligation of Acquiror and MergerCo. The obligation of Acquiror and MergerCo to consummate the Merger is also subject to the fulfillment or written waiver by Acquiror at or prior to the Effective Time of each of the following conditions:
(a) Representations and Warranties.
(1) All representations and warranties of the Company contained in this Agreement that are qualified by materiality or a Material Adverse Effect or words of similar effect shall be correct and complete in all respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (or, if they relate to a specific date, as if made on such specific date), and those representations and warranties of the Company contained in this Agreement that are not so qualified must be correct and complete in all material respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time (or, if they relate to a specific date, as if made on such specific date).
(2) Notwithstanding Section 6.3(a)(1), the representations and warranties set forth in Section 4.2(e) (subject to de minimis deviations) and Section 4.2(h)(1) shall be true and correct in all respects as of the date hereof and as of the Effective Time, as though made on and as of the Effective Time.
(3) Acquiror shall have received a certificate, dated the Effective Date, signed on behalf of the Company by a senior executive officer to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all covenants required to be performed by it under this Agreement at or prior to the Effective Time, and Acquiror shall have received, prior to the Effective Time, a certificate, dated the Effective Date, signed on behalf of the Company by a senior executive officer to such effect.
ARTICLE 7.
TERMINATION
Section 7.1 Termination. This Agreement may be terminated, and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by stockholders of the Company or Acquiror:
(a) by the mutual consent of Acquiror and the Company authorized by their respective Boards of Directors;
(b) by Acquiror or the Company in the event of either: (1) a breach by the other party of any representation or warranty contained herein, which breach cannot be or has not been cured within 15 days after the giving of written notice to the breaching party of such breach, or (2) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 15 days after the giving of written notice to the breaching party of such breach and which breach, in each case, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on the breaching party or the Surviving Corporation;
(c) At any time prior to the Effective Time, by Acquiror or the Company in the event that the Merger is not consummated by December 31, 2010 or such later date as the Company and Acquiror may mutually agree in writing, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 7.1(c);
Any party desiring to terminate this Agreement shall give written notice of such termination and the reasons therefor to the other party.
Section 7.2 Effect of Termination and Abandonment. In the event of any termination of this Agreement pursuant to Section 7.1, this Agreement (other than as set forth in Section 8.1 below) immediately will become void and there will be no liability or obligation on the part of any party or their respective Affiliates, stockholders, directors, officers, agents or representatives; provided, that no such termination will relieve any party of any liability or damages resulting from any willful or intentional breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE 8.
MISCELLANEOUS
Section 8.1 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time or termination of this Agreement if this Agreement is terminated prior to the Effective Time; provided, however, that (a) to the extent the agreements of the parties contained herein by their terms apply after the Effective Time, such agreements shall survive the Effective Time and (b) if this Agreement is terminated prior to the Effective Time, the agreements of the parties contained in Section 7.2 and Article 8 shall survive such termination.
Section 8.2 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be: (1) waived by the party benefited by the provision, or (2) amended or modified at any time, by an agreement in writing between the parties hereto approved or authorized by their respective Boards of Directors and executed in the same manner as this Agreement, except that, after approval of the Merger by the stockholders of the Company or Acquiror, no amendment may be made which under applicable law requires further approval of such stockholders without obtaining such required further approval.
Section 8.3 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.
Section 8.5 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated.
Section 8.6 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given: (1) on the date of delivery, if personally delivered, (2) on the first Business Day following the date of dispatch, if delivered by a nationally recognized next-day courier service, or (3) on the third Business Day following the date of mailing, if mailed by registered or certified mail (return receipt requested), in each case to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to the Company, to:
Clean Wind Energy, Inc.
1997 Annapolis Exchange Parkway, Suite 300
Annapolis, MD 21401

Attention: Ronald Pickett
and a copy to:
Holland & Knight LLP
701 Brickell Avenue, Suite 3000
Miami, Florida 33131
Attention: Rodney H. Bell
If to Acquiror or MergerCo, to:
Superior Silver Mines, Inc.
413 Cedar Street
Wallace, Idaho 83873
Attention: Thomas S. Smith
and a copy to:
601 W. Main Avenue, Suite 1017
Spokane, Washington 99201
Attention: Gregory B. Lipsker
Section 8.7 Entire Understanding, No Third Party Beneficiaries. This Agreement (together with the Disclosure Schedules) represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby supersedes any and all other oral or written agreements heretofore made. Insofar as such Section expressly provides certain rights to the Persons named therein, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
Section 8.8 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any party without the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
Section 8.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party.
Section 8.10 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or any Federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.
Section 8.12 Jurisdiction. Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery or any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action arising out of or relating to this Agreement or the Merger in any court other than the Delaware Court of Chancery or any Federal court sitting in the State of Delaware.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

CLEAN WIND ENERGY, INC.
By:	/s/ Ronald W. Pickett
	Name:	Ronald W. Pickett
	Its:	President

SUPERIOR SILVER MINES, INC.
By:	/s/ Thomas S. Smith
	Name:	Thomas S. Smith
	Its:	President

SUPERIOR SILVER MINES ACQUISITION CORP.
By:	/s/ Thomas S. Smith
	Name:	Thomas S. Smith
	Its:	President

(Signature Page to Agreement and Plan of Merger)

Exhibit A
(Post-Merger Certificate of Incorporation of the Company)

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CLEAN WIND ENERGY, INC.
FIRST: The name of the corporation is Clean Wind Energy, Inc. (the “Corporation”).
SECOND: The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is The Company Corporation.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware or any successor statute (the “DGCL”).
FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 1,000 shares. All such shares are to be common stock, par value of $0.01 per share (the “Common Stock”), and are to be of one class.
In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation and upon any distribution of the assets of the Corporation in connection therewith, the holders of Common Stock shall be entitled to receive all the assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders, ratably in proportion to the number of shares of Common Stock held by them.
Each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder on any matter submitted to the stockholders. Cumulative voting of shares of Common Stock is not permitted.
FIFTH: The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to adopt, amend, alter or repeal the Bylaws of the Corporation; provided, however, that the grant of such authority shall not divest the stockholders of the power, nor limit their power to adopt, amend, alter or repeal the Bylaws, the number of directors that shall constitute the whole Board of Directors of the Corporation shall be as from time to time specified in, or determined by the manner provided in, the Bylaws of the Corporation. The election of directors need not be by written ballot, unless the Bylaws so provide. In addition to the authority and powers hereinabove or by statute conferred upon the directors, the directors are hereby authorized and empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and any Bylaws adopted by the stockholders of the Corporation; provided, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.

SIXTH: No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for the breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, as the same exists or as that provision hereafter may be amended, supplemented or replaced, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended after the date of the filing of this Certificate of Incorporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability herein, shall be limited to the fullest extent permitted by the DGCL as amended.
The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the feet that he, his testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.
Neither any amendment nor repeal of this section SIXTH, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this section SIXTH, shall eliminate or reduce the effect of this section SIXTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this section SIXTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.
SEVENTH: The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this section SEVENTH.
EIGHTH: The Corporation expressly elects not to be governed by Section 203 of the DGCL, as the same exists or hereafter may be amended.

Exhibit B
(Post-Merger Bylaws of the Company)

BYLAWS
of
CLEAN WIND ENERGY, INC.
a Delaware corporation
Adopted July 26, 2010
ARTICLE I — MEETINGS OF STOCKHOLDERS
1.1 Place of Meetings. Meetings of stockholders of Clean Wind Energy, Inc., a Delaware corporation (the “Company”), shall be held at any place, within or outside the State of Delaware, determined by the Company’s Board of Directors (the “Board”). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.
1.2 Annual Meeting. An annual meeting of stockholders shall be held for the election of directors at such date and time as may be designated by resolution of the Board from time to time. Any other proper business may be transacted at the annual meeting. The Company shall not be required to hold an annual meeting of stockholders, provided that (i) the stockholders are permitted to act by written consent under the Company’s Certificate of Incorporation and these Bylaws, (ii) the stockholders take action by written consent to elect directors and (iii) the stockholders unanimously consent to such action or, if such consent is less than unanimous, all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.
1.3 Special Meeting. A special meeting of the stockholders may be called at any time by the Board, Chairperson of the Board, Chief Executive Officer or President (in the absence of a Chief Executive Officer) or by one or more stockholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that meeting.
If any person(s) other than the Board calls a special meeting, the request shall:
(i) be in writing;
(ii) specify the time of such meeting and the general nature of the business proposed to be transacted; and
(iii) be delivered personally or sent by registered mail or by facsimile transmission to the Chairperson of the Board, the Chief Executive Officer, the President (in the absence of a Chief Executive Officer) or the Secretary of the Company.
The officer(s) receiving the request shall cause notice to be promptly given to the stockholders entitled to vote at such meeting, in accordance with these Bylaws, that a meeting will be held at the time requested by the person or persons calling the meeting. No business may be transacted at such special meeting other than the business specified in such notice to stockholders. Nothing contained in this paragraph of this Section 1.3 shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board may be held.

1.4 Notice of Stockholders’ Meetings. Whenever stockholders are required or permitted to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communication, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the Certificate of Incorporation or these Bylaws, the written notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting.
1.5 Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws.
If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in Section 1.6, until a quorum is present or represented.
1.6 Adjourned Meeting; Notice. Any meeting of stockholders, annual or special, may adjourn from time to time to reconvene at the same or some other place, and notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.
1.7 Conduct of Business. Meetings of stockholders shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in the absence of the foregoing persons by the Chief Executive Officer, or in the absence of the foregoing persons by the President, or in the absence of the foregoing persons by a Vice President, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting. The chairperson of any meeting of stockholders shall determine the order of business and the procedure at the meeting, including such regulation of the manner of voting and the conduct of business.
1.8 Voting. The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 1.10 of these Bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.

2

Except as may be otherwise provided in the Certificate of Incorporation, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of capital stock held by such stockholder which has voting power upon the matter in question. Voting at meetings of stockholders need not be by written ballot and, unless otherwise required by law, need not be conducted by inspectors of election unless so determined by the holders of shares of stock having a majority of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote thereon which are present in person or by proxy at such meeting. If authorized by the Board, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission (as defined in Section 7.2 of these Bylaws), provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the stockholder or proxy holder.
Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the majority of shares of such class or series or classes or series present in person or represented by proxy at the meeting shall be the act of such class or series or classes or series, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws.
1.9 Stockholder Action by Written Consent Without a Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required by the DGCL to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.
An electronic transmission (as defined in Section 7.2) consenting to an action to be taken and transmitted by a stockholder or proxy holder, or by a person or persons authorized to act for a stockholder or proxy holder, shall be deemed to be written, signed and dated for purposes of this section, provided that any such electronic transmission sets forth or is delivered with information from which the Company can determine (i) that the electronic transmission was transmitted by the stockholder or proxy holder or by a person or persons authorized to act for the stockholder or proxy holder and (ii) the date on which such stockholder or proxy holder or authorized person or persons transmitted such electronic transmission.
In the event that the Board shall have instructed the officers of the Company to solicit the vote or written consent of the stockholders of the Company, an electronic transmission of a stockholder written consent given pursuant to such solicitation may be delivered to the Secretary or the President of the Company or to a person designated by the Secretary or the President. The Secretary or the President of the Company or a designee of the Secretary or the President shall cause any such written consent by electronic transmission to be reproduced in paper form and inserted into the corporate records.
Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the Company as provided in Section 228 of the DGCL. In the event that the action which is consented to is such as would have required the filing of a certificate under any provision of the DGCL, if such action had been voted on by stockholders at a meeting thereof, the certificate filed under such provision shall state, in lieu of any statement required by such provision concerning any vote of stockholders, that written consent has been given in accordance with Section 228 of the DGCL.

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1.10 Record Date for Stockholder Notice; Voting; Giving Consents. In order that the Company may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to express consent to corporate action in writing without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which record date:
(i) in the case of determination of stockholders entitled to notice of or to vote at any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty nor less than ten days before the date of such meeting;
(ii) in the case of determination of stockholders entitled to express consent to corporate action in writing without a meeting, shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board; and
(iii) in the case of determination of stockholders for any other action, shall not be more than 60 days prior to such other action.
If no record date is fixed by the Board:
(i) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held;
(ii) the record date for determining stockholders entitled to express consent to corporate action in writing without a meeting when no prior action of the Board is required by law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Company in accordance with applicable law, or, if prior action by the Board is required by law, shall be at the close of business on the day on which the Board adopts the resolution taking such prior action; and
(iii) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board adopts the resolution relating thereto.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided that the Board may fix a new record date for the adjourned meeting.
1.11 Proxies. Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person or persons to act for such stockholder by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.

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1.12 List of Stockholders Entitled to Vote. The officer who has charge of the stock ledger of the Company shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Company shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting for a period of at least ten days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (ii) during ordinary business hours, at the Company’s principal place of business. In the event that the Company determines to make the list available on an electronic network, the Company may take reasonable steps to ensure that such information is available only to stockholders of the Company. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
ARTICLE II — DIRECTORS
2.1 Powers. The business and affairs of the Company shall be managed by or under the direction of the Board, except as may be otherwise provided in the DGCL or the Certificate of Incorporation.
2.2 Number of Directors. The Board shall consist of one or more members, each of whom shall be a natural person. Unless the Certificate of Incorporation fixes the number of directors, the number of directors shall be determined from time to time by resolution of the Board. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
2.3 Election, Qualification and Term of Office of Directors. Except as provided in Section 2.4 of these Bylaws, and subject to Sections 1.2 and 1.9 of these Bylaws, directors shall be elected at each annual meeting of stockholders. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws. The Certificate of Incorporation or these Bylaws may prescribe other qualifications for directors. Each director shall hold office until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal.
2.4 Resignation and Vacancies. Any director may resign at any time upon notice given in writing or by electronic transmission to the Company. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. A resignation which is conditioned upon the director failing to receive a specified vote for reelection as a director may provide that it is irrevocable. Unless otherwise provided in the Certificate of Incorporation or these Bylaws, when one or more directors resign from the Board, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.

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Unless otherwise provided in the Certificate of Incorporation or these Bylaws:
(i) Vacancies and newly created directorships resulting from any increase in the authorized number of directors elected by all of the stockholders having the right to vote as a single class may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.
(ii) Whenever the holders of any class or classes of stock or series thereof are entitled to elect one or more directors by the provisions of the Certificate of Incorporation, vacancies and newly created directorships of such class or classes or series may be filled by a majority of the directors elected by such class or classes or series thereof then in office, or by a sole remaining director so elected.
If at any time, by reason of death or resignation or other cause, the Company should have no directors in office, then any officer or any stockholder or an executor, administrator, trustee or guardian of a stockholder, or other fiduciary entrusted with like responsibility for the person or estate of a stockholder, may call a special meeting of stockholders in accordance with the provisions of the Certificate of Incorporation or these Bylaws, or may apply to the Court of Chancery for a decree summarily ordering an election as provided in Section 211 of the DGCL.
If, at the time of filling any vacancy or any newly created directorship, the directors then in office constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the voting stock at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office as aforesaid, which election shall be governed by the provisions of Section 211 of the DGCL as far as applicable.
A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.
2.5 Place of Meetings; Meetings by Telephone. The Board may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, members of the Board, or any committee designated by the Board, may participate in a meeting of the Board, or any committee, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
2.6 Conduct of Business. Meetings of the Board shall be presided over by the Chairperson of the Board, if any, or in his or her absence by the Vice Chairperson of the Board, if any, or in the absence of the foregoing persons by a chairperson designated by the Board, or in the absence of such designation by a chairperson chosen at the meeting. The Secretary shall act as secretary of the meeting, but in his or her absence the chairperson of the meeting may appoint any person to act as secretary of the meeting.
2.7 Regular Meetings. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.

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2.8 Special Meetings; Notice. Special meetings of the Board for any purpose or purposes may be called at any time by the Chairperson of the Board, the Chief Executive Officer, the President, the Secretary or any two directors.
Notice of the time and place of special meetings shall be:
(i) delivered personally by hand, by courier or by telephone;
(ii) sent by United States first-class mail, postage prepaid;
(iii) sent by facsimile; or
(iv) sent by electronic mail,
directed to each director at that director’s address, telephone number, facsimile number or electronic mail address, as the case may be, as shown on the Company’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile or (iii) sent by electronic mail, it shall be delivered or sent at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Company’s principal executive office) nor the purpose of the meeting.
2.9 Quorum; Voting. At all meetings of the Board, a majority of the total authorized number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of the required quorum for that meeting.
The vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board, except as may be otherwise specifically provided by statute, the Certificate of Incorporation or these Bylaws.
If the Certificate of Incorporation provides that one or more directors shall have more or less than one vote per director on any matter, every reference in these Bylaws to a majority or other proportion of the directors shall refer to a majority or other proportion of the votes of the directors.
2.10 Board Action by Written Consent Without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.
2.11 Fees and Compensation of Directors. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, the Board shall have the authority to fix the compensation of directors.

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2.12 Removal of Directors. Unless otherwise restricted by statute, the Certificate of Incorporation or these Bylaws, any director or the entire Board may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
ARTICLE III — COMMITTEES
3.1 Committees of Directors. The Board may designate one or more committees, each committee to consist of one or more of the directors of the Company. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board or in these Bylaws, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company, and may authorize the seal of the Company to be affixed to all papers that may require it; but no such committee shall have the power or authority to (i) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (ii) adopt, amend or repeal any bylaw of the Company.
3.2 Committee Minutes. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.
3.3 Meetings and Actions of Committees. Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of:
(i) Section 2.5 (Place of Meetings; Meetings by Telephone);
(ii) Section 2.7 (Regular Meetings);
(iii) Section 2.8 (Special Meetings; Notice);
(iv) Section 2.9 (Quorum; Voting);
(v) Section 2.10 (Board Action by Written Consent Without a Meeting); and
(vi) Section 7.5 (Waiver of Notice)
with such changes in the context of those Bylaws as are necessary to substitute the committee and its members for the Board and its members. However:
(i) the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee;
(ii) special meetings of committees may also be called by resolution of the Board; and

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(iii) notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these Bylaws.
Any provision in the Certificate of Incorporation providing that one or more directors shall have more or less than one vote per director on any matter shall apply to voting in any committee or subcommittee, unless otherwise provided in the Certificate of Incorporation or these Bylaws.
3.4 Subcommittees. Unless otherwise provided in the Certificate of Incorporation, these Bylaws or the resolutions of the Board designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
ARTICLE IV — OFFICERS
4.1 Officers. The officers of the Company shall be a President and a Secretary. The Company may also have, at the discretion of the Board, a Chairperson of the Board, a Vice Chairperson of the Board, a Chief Executive Officer, one or more Vice Presidents, a Chief Financial Officer, a Treasurer, one or more Assistant Treasurers, one or more Assistant Secretaries, and any such other officers as may be appointed in accordance with the provisions of these Bylaws. Any number of offices may be held by the same person.
4.2 Appointment of Officers. The Board shall appoint the officers of the Company, except such officers as may be appointed in accordance with the provisions of Section 4.3 of these Bylaws.
4.3 Subordinate Officers. The Board may appoint, or empower the Chief Executive Officer or, in the absence of a Chief Executive Officer, the President, to appoint, such other officers and agents as the business of the Company may require. Each of such officers and agents shall hold office for such period, have such authority, and perform such duties as are provided in these Bylaws or as the Board may from time to time determine.
4.4 Removal and Resignation of Officers. Any officer may be removed, either with or without cause, by an affirmative vote of the majority of the Board at any regular or special meeting of the Board or, except in the case of an officer chosen by the Board, by any officer upon whom such power of removal may be conferred by the Board.
Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.
4.5 Vacancies in Offices. Any vacancy occurring in any office of the Company shall be filled by the Board or as provided in Section 4.3.
4.6 Representation of Shares of Other Corporations. Unless otherwise directed by the Board, the President or any other person authorized by the Board or the President is authorized to vote, represent and exercise on behalf of the Company all rights incident to any and all shares of any other corporation or corporations standing in the name of the Company. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.

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4.7 Authority and Duties of Officers. Except as otherwise provided in these Bylaws, the officers of the Company shall have such powers and duties in the management of the Company as may be designated from time to time by the Board and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board.
ARTICLE V — INDEMNIFICATION
5.1 Indemnification of Directors and Officers in Third Party Proceedings. Subject to the other provisions of this Article V, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
5.2 Indemnification of Directors and Officers in Actions by or in the Right of the Company. Subject to the other provisions of this Article V, the Company shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
5.3 Successful Defense. To the extent that a present or former director or officer of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Section 5.1 or Section 5.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

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5.4 Indemnification of Others. Subject to the other provisions of this Article V, the Company shall have power to indemnify its employees and agents to the extent not prohibited by the DGCL or other applicable law. The Board shall have the power to delegate to such person or persons the determination of whether employees or agents shall be indemnified.
5.5 Advanced Payment of Expenses. Expenses (including attorneys’ fees) incurred by an officer or director of the Company in defending any Proceeding shall be paid by the Company in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article V or the DGCL. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the Company deems appropriate. The right to advancement of expenses shall not apply to any Proceeding for which indemnity is excluded pursuant to these Bylaws, but shall apply to any Proceeding referenced in Section 5.6(ii) or 5.6(iii) prior to a determination that the person is not entitled to be indemnified by the Company.
5.6 Limitation on Indemnification. Subject to the requirements in Section 5.3 and the DGCL, the Company shall not be obligated to indemnify any person pursuant to this Article V in connection with any Proceeding (or any part of any Proceeding):
(i) for which payment has actually been made to or on behalf of such person under any statute, insurance policy, indemnity provision, vote or otherwise, except with respect to any excess beyond the amount paid;
(ii) for an accounting or disgorgement of profits pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(iii) for any reimbursement of the Company by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the Company, as required in each case under the Securities Exchange Act of 1934, as amended (including any such reimbursements that arise from an accounting restatement of the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Company of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(iv) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Company or its directors, officers, employees, agents or other indemnitees, unless (a) the Board authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (b) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law, (c) otherwise required to be made under section 5.7 or (d) otherwise required by applicable law; or
(v) if prohibited by applicable law.

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5.7 Determination; Claim. If a claim for indemnification or advancement of expenses under this Article V is not paid by the Company or on its behalf within 90 days after receipt by the Company of a written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. To the extent not prohibited by law, the Company shall indemnify such person against all expenses actually and reasonably incurred by such person in connection with any action for indemnification or advancement of expenses from the Company under this Article V, to the extent such person is successful in such action, and, if requested by such person, shall advance such expenses to such person, subject to the provisions of Section 5.5. In any such suit, the Company shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
5.8 Non-Exclusivity of Rights. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Certificate of Incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Company is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
5.9 Insurance. The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the DGCL.
5.10 Survival. The rights to indemnification and advancement of expenses conferred by this Article V shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
5.11 Effect of Repeal or Modification. Any amendment, alteration or repeal of this Article V shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to such amendment, alteration or repeal.
5.12 Certain Definitions. For purposes of this Article V, references to the “Company” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article V with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued. For purposes of this Article V, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Company” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Company” as referred to in this Article V.

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ARTICLE VI — STOCK
6.1 Stock Certificates; Partly Paid Shares. The shares of the Company shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Company. Every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the Company by the Chairperson of the Board or Vice-Chairperson of the Board, or the President or a Vice-President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Company representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Company shall not have power to issue a certificate in bearer form.
The Company may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, or upon the books and records of the Company in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the Company shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
6.2 Special Designation on Certificates. If the Company is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Company shall issue to represent such class or series of stock; provided that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the Company shall issue to represent such class or series of stock, a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the Company shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section 6.2 or Sections 156, 202(a) or 218(a) of the DGCL or with respect to this Section 6.2 a statement that the Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3 Lost Certificates. Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Company and cancelled at the same time. The Company may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Company may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Company a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

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6.4 Dividends. The Board, subject to any restrictions contained in the Certificate of Incorporation or applicable law, may declare and pay dividends upon the shares of the Company’s capital stock. Dividends may be paid in cash, in property, or in shares of the Company’s capital stock, subject to the provisions of the Certificate of Incorporation.
The Board may set apart out of any of the funds of the Company available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
6.5 Stock Transfer Agreements. The Company shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Company to restrict the transfer of shares of stock of the Company of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
6.6 Registered Stockholders. The Company:
(i) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner;
(ii) shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares; and
(iii) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
6.7 Transfers. Transfers of record of shares of stock of the Company shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.
ARTICLE VII — MANNER OF GIVING NOTICE AND WAIVER
7.1 Notice of Stockholder Meetings. Notice of any meeting of stockholders, if mailed, is given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the Company’s records. An affidavit of the Secretary or an Assistant Secretary of the Company or of the transfer agent or other agent of the Company that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

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7.2 Notice by Electronic Transmission. Without limiting the manner by which notice otherwise may be given effectively to stockholders pursuant to the DGCL, the Certificate of Incorporation or these Bylaws, any notice to stockholders given by the Company under any provision of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a form of electronic transmission consented to by the stockholder to whom the notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any such consent shall be deemed revoked if:
(i) the Company is unable to deliver by electronic transmission two consecutive notices given by the Company in accordance with such consent; and
(ii) such inability becomes known to the Secretary or an Assistant Secretary of the Company or to the transfer agent, or other person responsible for the giving of notice.
However, the inadvertent failure to treat such inability as a revocation shall not invalidate any meeting or other action.
Any notice given pursuant to the preceding paragraph shall be deemed given:
(i) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice;
(ii) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice;
(iii) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (A) such posting and (B) the giving of such separate notice; and
(iv) if by any other form of electronic transmission, when directed to the stockholder.
An affidavit of the Secretary or an Assistant Secretary or of the transfer agent or other agent of the Company that the notice has been given by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.
An “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved, and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.
Notice by a form of electronic transmission shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
7.3 Notice to Stockholders Sharing an Address. Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Company under the provisions of the DGCL, the Certificate of Incorporation or these Bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Company. Any stockholder who fails to object in writing to the Company, within 60 days of having been given written notice by the Company of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice.

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7.4 Notice to Person with Whom Communication is Unlawful. Whenever notice is required to be given, under the DGCL, the Certificate of Incorporation or these Bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Company is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
7.5 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL, the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.
ARTICLE VIII — GENERAL MATTERS
8.1 Fiscal Year. The fiscal year of the Company shall be fixed by resolution of the Board and may be changed by the Board.
8.2 Seal. The Company may adopt a corporate seal, which shall be in such form as may be approved from time to time by the Board. The Company may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
8.3 Annual Report. The Company shall cause an annual report to be sent to the stockholders of the Company to the extent required by applicable law. If and so long as there are fewer than 100 holders of record of the Company’s shares, the requirement of sending an annual report to the stockholders of the Company is expressly waived (to the extent permitted under applicable law).
8.4 Construction; Definitions. Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these Bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.
ARTICLE IX — AMENDMENTS
These Bylaws may be adopted, amended or repealed by the stockholders entitled to vote. However, the Company may, in its Certificate of Incorporation, confer the power to adopt, amend or repeal Bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal Bylaws.
A bylaw amendment adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board.

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Exhibit C
(Post-Merger Board of Directors of Acquiror)

Name	Term of Office

Ronald W. Pickett	Annual meeting
Robert P. Crabb	Annual meeting
Thomas S. Smith	Annual meeting
H. James Magnuson	Annual meeting
Arthur P. Dammarell	Annual meeting

Schedule 1.1
(Company Financial Statements)

Clean Wind Energy, Inc.
(A Development Stage Company)

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Shareholders of
Clean Wind Energy, Inc.
We have audited the accompanying balance sheet of Clean Wind Energy, Inc. (the “Company”), a development stage company as of September 30, 2010 and the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 26, 2010 (date of inception) through September 30, 2010. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to the above present fairly, in all material respects, the financial position of Clean Wind Energy, Inc. as of September 30, 2010, and the results of operations, stockholders’ equity and cash flows for the period from July 26, 2010 (date of inception) through September 30, 2010 in conformity with accounting principles generally accepted in the United States of America.
The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the accompanying financial statements, the Company is a development stage company and is incapable of generating sufficient cash flow to sustain its operations without securing additional financing, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ RBSM LLP
New York, New York
December 29, 2010

Clean Wind Energy, Inc.
(A Development Stage Company)
Balance Sheet

September 30,
2010
Assets:
Current assets:
Cash	$75

Total assets	75

Liabilities and Stockholders’ Equity (Deficit):
Stockholders’ equity:
Common stock, par value $0.001, 100,000 shares authorized; 75,000 shares issued and outstanding at September 30, 2010	75
Deficit accumulated during development stage	—

Total stockholders’ equity	75

Total liabilities and stockholders’ equity	$75

The accompanying notes are an integral part of these financial statements.

Clean Wind Energy, Inc.
(A development Stage Company)
Statement of Operations

For the Period
from July 26, 2010
(date of inception)
through September
30, 2010
Revenue	$—
Expenses	—

Net income/(loss)	$—

Net income/(loss) per common share:
Basic	$—
Diluted	$—
Weighted average number of common shares outstanding — basic and diluted	75,000
The accompanying notes are an integral part of these financial statements.

Clean Wind Energy, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders’ Equity

	Common Stock Par Value
	$0.001 Per Share
			Accumulated	Total
			Retained Earnings	Stockholders’
	Shares	Amount	/ (Deficit)	Equity

Balance July 26, 2010	—	$—	$—	—
Issuance of common stock	75,000	75	—	75

Balance September 30, 2010	75,000	$75	$—	75

The accompanying notes are an integral part of these financial statements.

Clean Wind Energy, Inc.
(A Development Stage Company)
Statement of Cash Flows

For the Period
from July 26, 2010
(date of inception)
through September
30, 2010

Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Net income (loss)	$—

Net cash provided by operating activities	—

Cash flows from financing activities:
Proceeds from issuance of common stock	75

Net increase in cash and cash equivalent	75
Cash and cash equivalent, at beginning of period	—

Cash and cash equivalent, at end of period	$75

Supplemental Disclosures of Cashflow Information:
Interest paid	$—
Income taxes paid	$—
The accompanying notes are an integral part of these financial statements.

Clean Wind Energy, Inc.
(A Development Stage Company)
Notes to Financial Statements
Note 1 — Nature of Operations
Clean Wind Energy, Inc. (the “Company”) a Delaware corporation was formed on July 26, 2010 the Company is developing plans to design and construct large downdraft towers that use benevolent, non-toxic natural elements to generate electricity and clean water economically (“Downdraft Towers”) by integrating and synthesizing numerous proven as well as emerging technologies. In addition to constructing Downdraft Towers in the United States and abroad, the Company intends to be prepared to establish partnerships at home and abroad to propagate these systems and meet increasing global demand for clean water and electricity.
Note 2 — Summary of Significant Accounting Policies
Use of estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
Development stage entity
The Company is considered to be a development stage entity, as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915. The Company has not generated any revenues to date, has no significant expenses and has no recurring losses. Consequently, its operations are subject to all the risks inherent in the establishment of a new business enterprise. For the period from July 26, 2010 (date of inception) through September 30, 2010, the Company has no significant losses.
Basic and diluted net loss per share
We utilize ASC 260, “Earnings Per Share” for calculating the basic and diluted loss per share. In accordance with ASC 260, the basic and diluted loss per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding. Diluted net loss per share is computed similar to basic net loss per share except that the denominator is adjusted for the potential dilution that could occur if stock options, warrants, and other convertible securities were exercised or converted into common stock. Potentially dilutive securities were not included in the calculation of the diluted net loss per share as their effect would be anti-dilutive. The Company has no common stock equivalents at September 30, 2010.
Income taxes
The Company utilizes ASC 740 “Income Taxes” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income.
Cash and cash equivalents
For purposes of the statement of cash flows, cash and cash equivalents includes demand deposits, saving accounts and money market accounts. The Company considers all highly liquid debt instruments with maturities of three months or less when purchased to be cash and cash equivalents.

Revenue recognition
The Company has generated no revenues to date. It is the Company’s policy that revenue from product sales or services will be recognized in accordance with ASC 605 “Revenue Recognition”. Four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgments regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company will defer any revenue for which the product was not delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.
Research and development
In accordance with ASC 730, “Research and Development”, the Company expenses all research and development costs as incurred. The Company had incurred no research and development costs since inception date, July 26, 2010 through September 30, 2010.
Recently Adopted Accounting Principles
The Company has reviewed all recently issued, but not yet effective, accounting pronouncements and does not expect the future adoption of any such pronouncements to have a significant impact on its results of operations, financial condition or cash flow.
Note 3 — Going Concern
The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company is a development stage entity and has not established any sources of revenue to cover its operating expenses. The Company will engage in very limited activities without incurring any significant liabilities that must be satisfied in cash until a source of funding is secured. As shown in the accompanying financial statements, the Company has not generated any revenue for the period from July 26, 2010 (date of inception) through September 30, 2010. The Company had $75 cash balance at September 30, 2010 from the issuance of common stocks to its founders and officers since its date of inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern.
The Company’s ability to continue existence is dependent upon commencing its planned operations, management’s ability to develop and achieve profitable operations and/or upon obtaining additional financing to carry out its planned business. The Company intends to fund its business development, acquisition endeavors and operations through equity and debt financing arrangements. Subsequent to September 30, 2010, certain shareholders of the Company have committed to meeting operating expenses. However, there can be no assurance that these arrangements will be sufficient to fund its ongoing capital expenditures, working capital, and other cash requirements. The outcome of these matters cannot be predicted at this time.
There can be no assurance that any additional financings will be available to the Company on satisfactory terms and conditions, if at all. In the event we are unable to continue as a going concern, we may elect or be required to seek protection from our creditors by filing a voluntary petition in bankruptcy or may be subject to an involuntary petition in bankruptcy. To date, management has not considered this alternative, nor does management view it as a likely occurrence.
The accompanying financial statements do not include any adjustments related to the recoverability or classification of asset-carrying amounts or the amounts and classification of liabilities that may result should the Company be unable to continue as a going concern.
Note 4 — Commitments and Contingencies
The Company has no lease and employment commitments as of September 30, 2010.

Note 5 — Stockholders’ Equity
The Company is authorized to issue 100,000 shares of its common stock, with par value of $0.001 per share.
On September 22, 2010, the Company issued 75,000 shares of common stock to its founders for $75. As of September 30, 2010 there were 75,000 shares of common stock issued and outstanding.
Note 6 — Subsequent Events
Merger transaction
In late December 29, 2010, the Company merged with a wholly owned subsidiary of Superior Silver Mines, Inc., (“Superior”) a Nevada corporation, pursuant to an Agreement and Plan of Merger. Under the terms of the Agreement, each share of Clean Wind capital stock was converted into the right to receive 4,000 shares of Superior’s common stock.
Superior is a publicly registered corporation with no significant operations prior to the merger. For accounting purposes, Clean Wind shall be the surviving entity. The transaction is accounted for as a recapitalization of Clean Wind pursuant to which Clean Wind is treated as the surviving and continuing entity although Superior is the legal acquirer rather than a reverse acquisition. Accordingly, the registrant or Superior’s historical financial statements are those of Clean Wind immediately following the consummation of the reverse merger.
Related Parties
During the period of November and December 2010, the Company’s president and chairman of the board has advanced the Company the sum of $71,333; cash received and deposited of $22,000 and the balance of $49,333 represents reimbursable expenses. These amounts are interest free advances.
The Company also owes reimbursable expenses of approximately $15,000 to the chief operating officer and director.

Company Disclosure Schedule

DISCLOSURE SCHEDULES
to
AGREEMENT AND PLAN OF MERGER
By and Among
SUPERIOR SILVER MINES, INC.,
AS ACQUIROR
And
SUPERIOR SILVER MINES ACQUISITION CORP.,
AS MERGERCO
And
CLEAN WIND ENERGY, INC.,
AS THE COMPANY
Dated as of December 29, 2010

Disclosure Schedules
This Disclosure Schedule (“Disclosure Schedule”) is delivered pursuant to that certain Agreement and Plan of Merger (the “Agreement”), dated as of December 29, 2010, by and among Superior Silver Mines, Inc., a Nevada corporation (“Acquiror”), Superior Silver Mines Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Acquiror (“MergerCo”), and Clean Wind Energy, Inc., a Delaware corporation (the “Company”).
All exhibits, schedules and this Disclosure Schedule attached to the Agreement are incorporated therein and expressly made a part of the Agreement as though completely set forth therein. All references to the Agreement or in any of the Exhibits, Disclosure Schedule or schedules shall be deemed to refer to the entire Agreement, including all exhibits, this Disclosure Schedule and schedules. Any item or matter required to be disclosed on a particular section of the Disclosure Schedule pursuant to the Agreement shall be deemed to have been disclosed if information for such item or matter complying with such disclosure requirements is set forth on another section of the Disclosure Schedule and it is reasonably clear from the facts disclosed that such disclosure is applicable to such other sections in the Disclosure Schedule. The specification of any dollar amount in the representations and warranties contained in the Agreement shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or similar terms in the Agreement. The fact that any specific item or information is disclosed in any section of the Disclosure Schedule is not intended to imply that such item or information is required to be disclosed by the Agreement or that such item is “material” or gives rise to or is a “Material Adverse Effect.” The information contained in the Disclosure Schedule is disclosed solely for the purposes of the Agreement, and no information contained herein shall be deemed to be an admission by any Party to any third party of any matter whatsoever, including of any violation of law or breach of any agreement. Capitalized terms used in the Disclosure Schedule and not otherwise defined herein shall have the meanings given to such terms in the Agreement.

List of Schedules
Disclosure Schedules:
Schedule 4.2(h) Absence of Certain Changes
Schedule 4.2(s) Broker Arrangements

Schedule 4.2(h)
Absence of Certain Changes
1.
There is an employment agreement, effective September 22, 2010, by and between the Company and Ronald Pickett. The employment agreement provides for an initial term of three years and is renewable, by mutual consent of the parties, for an additional one year period. The employment agreement provides for a severance package of twelve (12) months salary and benefits for termination without cause.

2.
There is an employment agreement amendment, dated November 22, 2010, by and between the Company and Ronald Pickett. The employment agreement amendment modifies the founder stock terms in the employment agreement, effective September 22, 2010 by and between the Company and Ronald Pickett.

3.
There is an employment agreement, effective September 22, by and between the Company and Stephen Sadle. The employment agreement provides for an initial term of three years and is renewable, by mutual consent of the parties, for an additional one year period. The employment agreement provides for a severance package of twelve (12) months salary and benefits for termination without cause.

4.
There is an employment agreement amendment, dated November 22, 2010, by and between the Company and Stephen Sadle. The employment agreement amendment modifies the founder stock terms in the employment agreement, effective September 22, 2010 by and between the Company and Stephen Sadle.

5.
There is an employment agreement, effective September 22, by and between the Company and Robert Crabb. The employment agreement provides for an initial term of three years and is renewable, by mutual consent of the parties, for an additional one year period. The employment agreement provides for a severance package of twelve (12) months salary and benefits for termination without cause.

6.
There is an employment agreement amendment, dated November 22, 2010, by and between the Company and Robert Crabb. The employment agreement amendment modifies the founder stock terms in the employment agreement, effective September 22, 2010 by and between the Company and Robert Crabb.

7.
There is an employment agreement, effective September 22, by and between the Company and Ownkar Persaud. The employment agreement provides for an initial term of three years and is renewable, by mutual consent of the parties, for an additional one year period. The employment agreement provides for a severance package of three (3) months salary and benefits for termination due to a change of control.

8.
There is an employment agreement amendment, dated November 22, 2010, by and between the Company and Ownkar Persaud. The employment agreement amendment modifies the founder stock terms in the employment agreement, effective September 22, 2010 by and between the Company and Ownkar Persaud.

9.
There is an employment agreement, effective September 22, by and between the Company and John Hanback. The employment agreement provides for an initial term of three years and is renewable, by mutual consent of the parties, for an additional one year period.

10.
There is an employment agreement amendment, dated November 22, 2010, by and between the Company and John Hanback. The employment agreement amendment modifies the founder stock terms in the employment agreement, effective September 22, 2010 by and between the Company and John Hanback.

11.
There is an employment agreement, effective September 22, by and between the Company and Itzhak Tepper. The employment agreement provides for an initial term of three years and is renewable, by mutual consent of the parties, for an additional one year period.

12.
There is an employment agreement amendment, dated November 22, 2010, by and between the Company and Itzhak Tepper. The employment agreement amendment modifies the founder stock terms in the employment agreement, effective September 22, 2010 by and between the Company and Itzhak Tepper.

13.
There is an employment agreement, effective September 22, by and between the Company and Christopher Johnson. The employment agreement provides for an initial term of three years and is renewable, by mutual consent of the parties, for an additional one year period.

14.
There is an employment agreement amendment, dated November 22, 2010, by and between the Company and Christopher Johnson. The employment agreement amendment modifies the founder stock terms in the employment agreement, effective September 22, 2010 by and between the Company and Christopher Johnson.

15.	For the period, November 01, 2010 to December 15, 2010, the Company has accrued salaries for all its executives in the amount of $121,847.
16.
During the period of November and December 2010, the Company’s president and chairman of the board has advanced the Company the sum of $71,333; cash received and deposited of $22,000 and the balance of $49,333 represents reimbursable expenses. These amounts are interest free advances.

17.	The Company has incurred legal fees in connection with Closing.
18.
The Company has and will incur obligations to Source Capital Group, Inc. in connection with the Closing and the subsequent fundraising efforts under that certain Letter Agreement, dated November 22, 2010, by and between the Company and Source Capital Group, Inc.

Schedule 4.2(s)(2)
Broker Arrangements
1.	Letter Agreement, dated November 22, 2010, by and between the Company and Source Capital Group, Inc.

Acquiror Disclosure Schedule

ACQUIROR DISCLOSURE SCHEDULE
4.3(e) Acquiror Stock
The Acquiror also issued 100,000 shares of Acquiror’s common stock to Terrence J. Dunne in connection with services provided to the Acquiror.
4.3 (f) Subsidiaries
The Acquiror has one wholly-owned subsidiary, Superior Silver Mines Acquisition Corp., incorporated on December 22, 2010 in the State of Delaware.
4.3 (h) Absence of Certain Changes (7)
The Company pays H.F. Magnuson and Co. for general administrative and accounting services. The amount paid to date in 2010 is $4,925 (through October). Dennis O’Brien, the Acquiror’s Secretary is employed by, but has no interest in, H. F. Magnuson and Company. The Estate of H.F. Magnuson owns 10.31 % of the Acquiror’s common stock. H. James Magnuson, the son on H. F. Magnuson owns 8.64% of the outstanding stock of the Acquiror (1,368,891 shares of which he holds in trust for H.F. Magnuson’s relatives).